EXHIBIT 2.1

                               PURCHASE AGREEMENT

    =======================================================================


                         PURCHASE AND EXCHANGE AGREEMENT

                                      among

                          SUTTER HOLDING COMPANY, INC.,

                            PROGRESSIVE LENDING, LLC

                                       and

                                WILLIAM S. HOWARD





                            DATED September 30, 2003

    =======================================================================



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                                TABLE OF CONTENTS
                                                                            Page


ARTICLE 1 DEFINITIONS..........................................................1

   1.1     "ACCOUNTS"..........................................................1
   1.2     "ADDITIONAL BUYER SHARES"...........................................1
   1.3     "AFFILIATE".........................................................1
   1.4     "AGREEMENT".........................................................1
   1.5     "BALANCE SHEET".....................................................1
   1.6     "BUYER".............................................................1
   1.7     "BUYER INDEMNIFIED PARTIES".........................................1
   1.8     "CLAIM".............................................................1
   1.9     "CLAIM NOTICE"......................................................1
   1.10    "CLOSING"...........................................................1
   1.11    "CLOSING BALANCE SHEET".............................................1
   1.12    "CLOSING DATE"......................................................1
   1.13    "CLOSING TANGIBLE NET WORTH"........................................2
   1.14    "COBRA".............................................................2
   1.15    "CODE" 2
   1.16    "COMMON STOCK"......................................................2
   1.17    "COMPANY"...........................................................2
   1.18    "COMPETITIVE BUSINESS"..............................................2
   1.19    "DISPUTE NOTICE"....................................................2
   1.20    "DISCLOSURE SCHEDULES"..............................................2
   1.21    "DOL"  2
   1.22    "EBT"  2
   1.23    "EMPLOYEE BENEFIT PLAN".............................................2
   1.24    "ENCUMBRANCE".......................................................2
   1.25    "ERISA".............................................................2
   1.26    "ERISA AFFILIATE"...................................................2
   1.27    "FINAL NET WORTH"...................................................2
   1.28    "FINANCIAL STATEMENTS"..............................................2
   1.29    "GAAP" 2............................................................2
   1.30    "HIPAA".............................................................3
   1.31    "INDEMNIFIED PARTIES"...............................................3
   1.32    "INDEMNIFYING PARTIES"..............................................3
   1.33    "INTELLECTUAL PROPERTY".............................................3
   1.34    "IRS"  3
   1.35    "KNOWLEDGE" OR "KNOWLEDGE"..........................................3
   1.36    "LEASED PROPERTY"...................................................3
   1.37    "LOSSES"............................................................3
   1.38    "MARKET PRICE"......................................................3
   1.39    "MATERIAL" OR "MATERIAL"............................................3
   1.40    "MATERIAL ADVERSE EFFECT" OR "MATERIAL ADVERSE EFFECT"..............3
   1.41    "MEASUREMENT PERIOD"................................................3
   1.42    "MEMBERSHIP INTERESTS"..............................................3
   1.43    "NOTES".............................................................3
   1.44    "ORDINARY COURSE OF BUSINESS" OR "ORDINARY COURSE OF BUSINESS"......3
   1.45    "PERMITS"...........................................................3
   1.46    "PERSON"............................................................3
   1.47    "PERSONAL PROPERTY".................................................3
   1.48    "PLEDGE AGREEMENT"..................................................3
   1.49    "PURCHASE PRICE"....................................................3
   1.50    "SECURITIES ACT"....................................................3
   1.51    "SECURITY AGREEMENT"................................................4
   1.52    "SELLER INDEMNIFIED PARTIES"........................................4
   1.53    "SELLER"............................................................4
   1.54    "TAX RETURNS".......................................................4
   1.55    "TAXES".............................................................4
   1.56    "THIRD PARTY DEBT"..................................................4
   1.57    "TRANSACTION DOCUMENTS".............................................4
   1.58    "THIRD PARTY CLAIMS"................................................4

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ARTICLE 2 PURCHASE AND SALE OF SHARES..........................................4

   2.1     PURCHASE AND SALE OF MEMBERSHIP INTERESTS...........................4
   2.2     CONSIDERATION FOR MEMBERSHIP INTERESTS..............................4
   2.3     CLOSING.............................................................7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY....7

   3.1     SELLER MATTERS......................................................7
   3.2     COMPANY ORGANIZATION; GOOD STANDING; CORPORATE AUTHORITY;
           ENFORCEABILITY......................................................8
   3.3     CAPITALIZATION......................................................9
   3.4     SUBSIDIARIES AND AFFILIATES.........................................9
   3.5     NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS......................9
   3.6     FINANCIAL STATEMENTS; OBLIGATIONS...................................9
   3.7     ABSENCE OF CERTAIN CHANGES OR EVENTS...............................10
   3.8     TAXES..............................................................12
   3.9     PROPERTY...........................................................13
   3.10    CONTRACTS..........................................................14
   3.11    CUSTOMERS..........................................................15
   3.12    CLAIMS AND LEGAL PROCEEDINGS.......................................15
   3.13    LABOR MATTERS......................................................15
   3.14    EMPLOYEE BENEFIT PLANS.............................................15
   3.15    PERSONNEL..........................................................17
   3.16    INTELLECTUAL PROPERTY..............................................17
   3.17    ACCOUNTS RECEIVABLE................................................17
   3.18    CORPORATE BOOKS AND RECORDS........................................17
   3.19    LICENSES, PERMITS, AUTHORIZATIONS, ETC.............................18
   3.20    COMPLIANCE WITH LAWS...............................................18
   3.21    INSURANCE..........................................................18
   3.22    BROKERS OR FINDERS.................................................18
   3.23    GOVERNMENT CONTRACTS...............................................18
   3.24    ABSENCE OF QUESTIONABLE PAYMENTS...................................19
   3.25    BANK ACCOUNTS......................................................19
   3.26    PREVIOUS CONDUCT OF BUSINESS; INSIDER INTERESTS....................19
   3.27    FULL DISCLOSURE....................................................19
   3.28    TANGIBLE NET WORTH.................................................19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER.............................19

   4.1     ORGANIZATION.......................................................20
   4.2     ENFORCEABILITY.....................................................20
   4.3     NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS....20
   4.4     CLAIMS AND LEGAL PROCEEDINGS.......................................20
   4.5     BROKERS OR FINDERS.................................................20
   4.6     TAX CONSEQUENCES...................................................20
   4.7     FULL DISCLOSURE....................................................20

ARTICLE 5 COVENANTS...........................................................20

   5.1     CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING.............20
   5.2     ACCESS TO INFORMATION; CONFIDENTIALITY.............................22
   5.3     NO ALTERNATIVE TRANSACTIONS........................................22
   5.4     NOTIFICATION OF CERTAIN MATTERS....................................22
   5.5     FURTHER ACTION.....................................................22
   5.6     PUBLICITY..........................................................23
   5.7     COVENANTS NOT TO COMPETE; CONFIDENTIALITY..........................23
   5.8     TAX MATTERS........................................................24
   5.9     CLOSING DEBTS AND OBLIGATIONS......................................25
   5.10    EMPLOYEE BENEFIT PLANS.............................................25
   5.11    OPERATION OF COMPANY...............................................25
   5.12    CLOSING BALANCE SHEET..............................................26
   5.13    INFUSION OF CAPITAL................................................27


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ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER........................28

   6.1     ACCURACY OF REPRESENTATIONS AND WARRANTIES.........................28
   6.2     [RESERVED].........................................................28
   6.3     PERFORMANCE OF AGREEMENTS..........................................28
   6.4     OPINION OF COUNSEL FOR THE COMPANY AND THE SELLER..................28
   6.5     CONSENTS TO SALE OF MEMBERSHIP INTERESTS...........................28
   6.6     SELLER'S CERTIFICATE...............................................28
   6.7     APPROVALS AND CONSENTS.............................................28
   6.8     PROCEEDINGS AND DOCUMENTS; MANAGING MEMBER'S CERTIFICATE...........28
   6.9     COMPLIANCE WITH LAWS...............................................29
   6.10    LEGAL PROCEEDINGS..................................................29
   6.11    DELIVERY OF CERTIFICATES...........................................29
   6.12    DUE DILIGENCE REVIEW...............................................29
   6.13    NO MATERIAL ADVERSE CHANGE.........................................29
   6.14    RESIGNATIONS.......................................................29

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLER...29

   7.1     ACCURACY OF REPRESENTATIONS AND WARRANTIES.........................29
   7.2     PERFORMANCE OF AGREEMENTS..........................................29
   7.3     APPROVALS AND CONSENTS.............................................29
   7.4     COMPLIANCE WITH LAWS...............................................29
   7.5     LEGAL PROCEEDINGS..................................................29
   7.6     PURCHASE PRICE.....................................................30
   7.7     REGISTRATION RIGHTS AND VOTING AGREEMENT...........................30

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER...................................30

   8.1     TERMINATION........................................................30
   8.2     EFFECT OF TERMINATION..............................................30
   8.3     EXPENSES AND TERMINATION FEE.......................................30
   8.4     AMENDMENT..........................................................31
   8.5     WAIVER 31

ARTICLE 9 SURVIVAL AND INDEMNIFICATION........................................31

   9.1     SURVIVAL...........................................................31
   9.2     INDEMNIFICATION....................................................31
   9.3     PROCEDURE FOR INDEMNIFICATION......................................32
   9.4     REMEDY.............................................................33
   9.5     INVESTIGATIONS; WAIVERS............................................33

ARTICLE 10 GENERAL............................................................33

   10.1    EXPENSES...........................................................33
   10.2    SPECIFIC ENFORCEMENT...............................................33
   10.3    CONSEQUENTIAL DAMAGES..............................................33
   10.4    ASSIGNMENT.........................................................34
   10.5    NOTICES............................................................34
   10.6    GOVERNING LAW; ARBITRATION; JURISDICTION VENUE.....................34
   10.7    SUCCESSORS AND ASSIGNS.............................................35
   10.8    SEVERABILITY.......................................................35
   10.9    ENTIRE AGREEMENT; COUNTERPARTS.....................................35


EXHIBITS:

EXHIBIT A - FORM OF ESCROW AGREEMENT - DEPOSIT
EXHIBIT B - FORM OF PROMISSORY NOTE
EXHIBIT C - SECURITY AGREEMENT
EXHIBIT D - PLEDGE AGREEMENT
EXHIBIT E - ESCROW AGREEMENT - SHARES
EXHIBIT F - OPINION OF THE SELLER'S COUNSEL
EXHIBIT G - THE SELLER'S CERTIFICATE
EXHIBIT H - COMPANY SECRETARY'S CERTIFICATE
EXHIBIT I - REGISTRATION RIGHTS AND VOTING AGREEMENT

                         PURCHASE AND EXCHANGE AGREEMENT

         This Purchase and Exchange Agreement (this "Agreement") is dated as of September 30, 2003, among Sutter Holding Company, Inc., a Delaware corporation ("Buyer"), Progressive Lending, LLC, a Washington limited liability company (the "Company") and William S. Howard, an individual (the "Seller").

                                    RECITALS

         A. The Seller owns all of the membership interests of the Company set forth opposite his name on Schedule 1.46 attached hereto (collectively, the "Membership Interests"), which Membership Interests constitute all of the outstanding ownership interests of the Company, and desire and intend to sell the Membership Interests to Buyer at the price and on the terms and subject to the conditions set forth below.

         B. Buyer desires and intends to purchase the Membership Interests from the Seller at the price and on the terms and subject to the conditions set forth below.

         C. The Company joins in this Agreement for the purposes hereinafter set forth.

                                    AGREEMENT

         In consideration of the terms hereof, the parties agree as follows:


                                   DEFINITIONS

         "Accounts". As defined in Section 3.17.

         "Additional Buyer Shares".  As defined in Section 2.2(e).

         "Affiliate". Any person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purposes of this definition, "person" means any individual, firm, corporation, constituent members of a partnership, constituent members of a limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and includes any successor (by merger or otherwise) of such entity.

         "Agreement". As defined in the first paragraph of this agreement.

         "Balance Sheet".  The balance sheet of the Company as of June 30, 2003.

         "Buyer". As defined in the first paragraph of this Agreement.

         "Buyer Indemnified Parties".  As defined in Section 9.2.1.

         "Claim". As defined in Section 9.2.1(c).

         "Claim Notice".  As defined in Section 9.3.1.

         "Closing". As defined in Section 2.3.

         "Closing Balance Sheet". The balance sheet of the Company as of the close of business on the Closing Date (but excluding liabilities not being transferred to Buyer in connection with the transactions contemplated hereby), as determined pursuant to the terms and conditions of Section 5.13.

         "Closing Date". The date, time and place of Closing as specified in
Section 2.3.

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         "Closing Tangible Net Worth". The net worth of the Company as set forth on the Closing Balance Sheet prior to any revisions thereto pursuant to Section
5.13. The calculation of "Closing Tangible Net Worth" will assign no value to employee, management or owner notes or receivables or goodwill.

         "COBRA". The health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code". As defined in Section 3.7.

         "Common Stock".  As defined in Section 3.3(a).

         "Company". As defined in the first paragraph of this Agreement.

         "Competitive Business".  As defined in Section 5.7.1.

         "Dispute Notice".  As defined in Section 9.3.2.

         "Disclosure Schedules". The Disclosure Schedules attached and made a part hereof and which constitute in their entirety a representation and warranty under Article 3.

         "DOL". The United States Department of Labor.

         "EBT" shall be defined as earnings before income taxes of the Company as determined in accordance with GAAP plus the amount of any additional costs imposed on the Company by Buyer in excess of the historical cost for such matter (such as the annual audit).

         "Employee Benefit Plan". Any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability.

         "Encumbrance". Any lien, mortgage, deed of trust, pledge, security interest, charge or other adverse claim or interest of any kind.

         "ERISA". The Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate". Any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "Final Net Worth". The net worth of the Company (not including liabilities not being transferred to Buyer in connection with the transactions contemplated hereby) determined as of the Closing Date pursuant to the terms and conditions of Section 5.13.

         "Financial Statements".  As defined in Section 3.6.

         "GAAP". Generally accepted accounting principles in the United States.

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         "HIPAA". The Health Insurance Portability and Accountability Act of
1997, as amended.

         "Indemnified Parties". Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, claiming to be entitled to indemnification pursuant to Section 9.2.

         "Indemnifying Parties". The party hereto claimed to owe a duty of indemnification pursuant to Section 9.2.

         "Intellectual Property".  As defined in Section 3.16.

         "IRS". The United States Internal Revenue Service.

         "Knowledge" or "knowledge". A party will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, in the capacity of director, officer, manager, member, partner, or trustee of such Person (or in any other similar capacity) is, or at any time was, actually aware of such fact or other matter, or would have become aware of such fact or matter after engaging in a reasonable inquiry and investigation.

         "Leased Property".  As defined in Section 3.9(a).

         "Losses". As defined in Section 9.2.1.

         "Market Price".  As defined in Section 2.2(e).

         "Material" or "material".  Material individually or in the aggregate.

         "Material Adverse Effect" or "material adverse effect". In connection with any party, means any event, change, or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), property, assets, liabilities, revenues, income, business, operations, results of operations, or prospects of such party, taken as a whole.

         "Measurement Period".  As defined in Section 2.2(b).

         "Membership Interests".  As defined in Recital A of this Agreement.

         "Note". As defined in Section 2.2.

         "Ordinary Course of Business" or "ordinary course of business". An action taken by a Person will be deemed to have been in the ordinary course of business only if such action is consistent with past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and such action does not require to be authorized by the board of directors of such Person and does not require any other separate or special authorization of any nature.

         "Permits". As defined in Section 3.20.

         "Person". Any person, corporation, partnership, limited liability company, joint venture, association, organization, other entity or governmental or regulatory authority.

         "Personal Property".  As defined in Section 3.9(b).

         "Pledge Agreement".  As defined in Section 2.2(b).

         "Purchase Price". The aggregate purchase price for the Membership Interests, as defined in Section 2.2.

         "Securities Act".  Means the Securities Act of 1933, as amended.

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         "Security Agreement".  As defined in Section 2.2(b).

         "Seller Indemnified Parties".  As defined in Section 9.2.2.

         "Seller". As defined in the first paragraph of this Agreement.

         "Tax Returns".  As defined in Section 3.8(b).

         "Taxes". As defined in Section 3.8(a).

         "Third Party Debt". All amounts owed by the Company as of the Closing Date under any promissory note, loan, line of credit, interest-bearing obligation, or capitalized leases. Third Party Debt also includes any debt obligation of the Seller or his Affiliates for which the Company is liable, whether direct or contingent, as a co-debtor, guarantor, co-signer, endorser, or for which the Membership Interests or any assets of Company are pledged as collateral.

         "Transaction Documents". This Agreement and each of the agreements, certificates, instruments, and documents executed or delivered pursuant to the terms of this Agreement.

         "Third Party Claims".  As defined in Section 9.3.3.


                           PURCHASE AND SALE OF SHARES

         Purchase and Sale of Membership Interests

         . On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Membership Interests from the Seller, and the Seller agrees to sell the Membership Interests to Buyer.

         Consideration for Membership Interests. The aggregate purchase price for the Membership Interests will be $1,500,000, subject to adjustment pursuant to this Section 2.2 (the "Purchase Price"). The Purchase Price will be payable as follows:

                  Pursuant to the terms of an escrow agreement by and among Buyer, Seller and Douglas, Eden Phillips & DeRuyter, P.S., as escrow agent (the "Escrow Agent"), dated September 3, 2003 (the "Escrow Agreement - Deposit"), Buyer deposited $30,000 into an account with the Escrow Agent ($30,000 plus any and all interest, dividends or earnings thereon shall be collectively referred to as the "Deposit")

                  An aggregate of $500,000 less the Deposit will be paid at Closing in immediately available funds, paid to the Seller.



     The delivery of a promissory note payable to the Seller, in the amount of $500,000 which will be substantially in the form of Exhibit B attached to this Agreement (the "Note"). The Note shall bear interest at a rate of 6% per annum and be amortized over 48 months with equal payments of principal and interest due (the "Note Payments"). Buyer shall have the option to defer a certain portion of the Note Payments in the event EBT is less than $125,000 per fiscal quarter during the first two years following Closing ("Target EBT"). The EBT of the Company will be measured monthly during the first quarter following the Closing and quarterly thereafter to determine any potential deferral. The Note Payments may be deferred by a pro rated amount with the numerator being the actual EBT for the measurement period (i.e., month or quarter) and the denominator being the Target EBT for such period.

     Any deferred portion of the Note Payments shall be paid in the next succeeding quarter to the extent the Company exceeds the Target EBT during such a period and can make up the shortfall from the immediately preceding quarter.

     Following the second anniversary of the Closing Date, Buyer will calculate the EBT of the Company during the Measurement Period, as that term is defined herein. In the event there is no Purchase Price Reduction, as defined in 2.2(e)(ii) hereof, any amounts deferred during such two year period shall be paid to Seller within 30 days following completion of the financial statements for the Measurement Period but in no event later than 75 days following the second anniversary of the Closing Date.

     Any deferred portion not repaid pursuant to (ii) or (iii) above shall be additional payments due in the months following the fourth anniversary of the date of this Agreement and the Note in accordance with the provisions of the Note.

     Payment of the Note will be secured by a security interest in the assets of the Company pursuant to the terms of a Security Agreement, substantially in the form of Exhibit C hereto (the "Security Agreement") and a pledge of all of the issued and outstanding membership interests of the Company pursuant to the terms of a Pledge Agreement substantially in the form of Exhibit D hereto (the "Pledge Agreement").

     Shares of the common stock, par value $.0001 per share, of Buyer (the "Buyer Shares"), having a value of $500,000, will be issued to the Seller. The number of Buyer Shares to be issued to the Seller at the Closing shall be calculated by dividing (i) 500,000 by (ii) the weighted average trading price (the "Issue Market Price") of Buyer Shares during the ten (10) days in which shares of Buyer were traded immediately prior to the Closing.

     Buyer shall pay to Seller as additional purchase price an amount equal to the difference between the Loans Held for Resale and outstanding liability, including any accrued interest, up to the Closing Date on the Company's warehouse credit facilities as of the Closing Date.



     Buyer Shares and any and all Additional Buyer Shares, as that term is defined herein, shall be held in escrow pursuant to the terms of an escrow agreement substantially in the form of Exhibit E (the "Escrow Agreement - Shares") by Allegro Escrow Services, or such other escrow agent as acceptable to the parties hereto (the "Escrow Shares"), until following completion and agreement on the financial statements for the two years on the second anniversary of the Closing Date (the "Measurement Period"). In the event the EBT of the Company during the Measurement Period is less than $1,000,000 then some or all of the Escrow Shares are subject to transfer back to Buyer.

     In the event that EBT during the Measurement Period is below $1,000,000 then a Purchase Price reduction will occur based on $1,000,000 minus the actual EBT of the Company during the Measurement Period multiplied by three (3) (the "Purchase Price Reduction"). In no event shall the Purchase Price Reduction be greater than $750,000.

     The Purchase Price Reduction will be prorated between Escrow Shares and the principal amount outstanding under the Note. For purposes of this calculation the value of the Buyer Shares shall remain constant at $500,000. The principal amount of the Promissory Note will be reduced by an amount equal to the Purchase Price Reduction times a fraction the numerator of which is the principal outstanding on the Note on the Second Anniversary of the Closing Date and the denominator being the sum of the numerator plus $500,000 (the "Note Reduction"). Following the Purchase Price Reduction the Note shall be reissued and reamoritized over the remaining term of the Note. In the event that the Note Reduction is greater than the remaining principal due under the Note, the Note will be cancelled and marked paid in full and the remaining Purchase Price Reduction will be applied against the Escrow Shares. Under no circumstance will the Seller have to return a portion or all of the cash purchase price paid at Closing as a result of a Purchase Price Reduction. The number of Escrow Shares that shall be returned to Buyer shall equal the remaining Purchase Price Reduction (but in no event less than 50% of the Purchase Price Reduction) divided by the average issue price for the Escrow Shares.

     Within forty-five (45) days following the end of the Measurement Period, Buyer shall provide the Seller with financial statements for the Company for the Measurement Period ("Measurement Period Financial Statements"). The Measurement Period Financial Statements shall be produced in the same format and level of detail as the internally generated financial statements for the Company for the period after the Closing. If the EBT of the Company for the Measurement Period is less than $1,000,000 in the aggregate, then Buyer shall simultaneously deliver to the Seller a calculation of the Purchase Price Reduction which will include the number of Escrow Shares to be returned to Buyer and the amount by which the Note shall be reduced (the "Escrow Share and Note Calculation"). The maximum amount of any Purchase Price Reduction as set forth in the Escrow Share and Note Calculation shall be $750,000.

     The Seller shall have ten (10) business days following receipt of the Measurement Period Financial Statements and the Escrow Share and Note Calculation to deliver a notice to Buyer objecting to either calculation (an "Objection Notice"). The Objection Notice shall set forth in detail the Seller's grounds for objection. If an Objection Notice is not received by Buyer within such ten (10) day period, the Escrow Share and Note Calculation shall be deemed to have been agreed to by the Seller and the Escrow Agent shall be instructed to deliver instructions to the transfer agent for Buyer to cancel the certificate(s) representing the Escrow Shares and, if applicable, issue a new certificate to Escrow Agent on behalf of the Seller in accordance with the Escrow Share and Note Calculation. The Escrow Share and Note Calculation shall be rounded to the nearest whole share.

     If an Objection Notice is received within such ten (10) day period, either Buyer or the Seller may submit the issues to binding arbitration in accordance with Section 10.6 hereto at any time following thirty (30) days after receipt by Buyer of the Objection Notice. No distribution of the Escrow Shares shall be made by the Escrow Agent unless such distribution is made in accordance with (A) a written notice executed by Buyer and the Seller instructing the Escrow Agent as to the distribution of the Escrow Shares, or (B) a final decision of an arbitrator pursuant to Section 10.6 hereto, or (C) a final non-appealable order of a court of competent jurisdiction. Any decision of an arbitrator or final non-appealable court order referred to in (B) or (C) above, shall be accompanied by an opinion of counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said decision of the arbitrator or court order, as the case may be, is final and enforceable and is not subject to further appeal.



     If Buyer issues additional shares of its common stock through an unregistered private placement of securities during the Measurement Period and the issuance price for the Buyer Shares issued at Closing is greater than the issuance price in such placement, then Buyer will issue additional shares to Seller within 30 days following the closing of such private placement in an amount equal to the difference of (A) the number of Buyer Shares issued at Closing minus (B) the number of Buyer Shares issued at Closing times the quotient of the issuance price of such private placement divided by the issuance price of the Buyer Shares at Closing ("Placement Additional Shares"). This additional issuance shall not be applicable to any single private placement of less than $75,000 in common stock of Buyer ("Individual Exemption") until the aggregate of Individual Exemptions exceeds $250,000.

     In the event the closing price of a Buyer Share on the two year anniversary of the Closing (or the next trading day thereafter if such day is not a trading day) has declined below the Issue Market Price, Buyer will issue an additional number of Shares (the "Price Additional Shares" and with Placement Additional Shares, collectively the "Additional Buyer Shares") to the Seller such that, when combined with the original Buyer Shares issued at the Closing, the total shares issued to the Seller as a result of the transactions contemplated by this Agreement have a market value of $500,000 as at the second anniversary of the Closing Date, subject to any Purchase Price Adjustment required hereunder. Notwithstanding the foregoing, the number of Price Additional Buyer Shares shall in no event exceed 20% of the original number of Buyer Shares issued at Closing.

     Buyer shall grant Seller certain registration rights pursuant to the terms of the Registration Rights and Voting Agreement attached hereto as Exhibit ___ (the "Voting Agreement"). In the event Seller is not offered the opportunity to register the Buyer Shares during the Measurement Period, Seller shall have the right but not the obligation to compel Buyer to repurchase the Buyer Shares and Additional Shares pursuant to the terms of the Voting Agreement.

         Closing. The closing of the transactions contemplated herein (the "Closing") will occur on November 13, 2003, and will be held at the offices of Buyer at 150 Post Street, Suite 405, San Francisco, California, or such other time and date as Buyer, the Company, and the Seller will agree (the "Closing Date"). At the Closing, each of Buyer, the Company and the Seller will take all such action and deliver all such funds, documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or before the Closing Date and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.


                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
                                 AND THE COMPANY

         To induce Buyer to enter into and perform this Agreement, and except as otherwise set forth in the Disclosure Schedules, which exceptions will specifically identify the paragraph or paragraphs of this Article 3 to which such exceptions relate, and which will constitute in its entirety a representation and warranty under this Article 3, the Company and the Seller, jointly and severally, represent and warrant to Buyer as of the date of this Agreement and as of the Closing as follows (which representations and warranties will survive the Closing as provided in Article 9):

         Seller Matters.

                  Residency. The Seller is a resident of the state of Arizona and has the legal capacity to own his Membership Interests and has the legal capacity to enter into, execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

                  Good Title. The Seller owns, beneficially and of record, 100% of the Membership Interests which represents all of the issued and outstanding equity of the Company. Such Membership Interests are owned free and clear of any Encumbrance, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase and upon the consummation of the sale of such Membership Interests as contemplated hereby, Buyer will have good title to such Membership Interests, free and clear of any Encumbrance, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

                  Authority. To the extent that approvals for all license transfers have been secured, the Seller has all requisite power, right, and authority to enter into this Agreement and the other Transaction Documents to which he is a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer such Membership Interests without the consent or approval of any other Person. All actions on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of the Seller's obligations under this Agreement and the other Transaction Documents have been taken or will be taken prior to the Closing.

                  Enforceability. This Agreement has been, and the other Transaction Documents to which the Seller is a party will be duly executed and delivered by the Seller, and this Agreement is, and each of the other Transaction Documents to which the Seller is a party will be, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

                  No Approvals or Notices Required; No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Seller, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person other than compliance with applicable securities laws, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Seller is a party or by which the Seller is bound or to which any assets of the Seller are subject, or (d) result in the creation of any Encumbrance upon the assets of the Seller, or upon any Membership Interests or other securities or equity interests of the Company.

                  Purchase for Own Account. Buyer Shares to be issued to the Seller pursuant to this Agreement will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

                  Disclosure of Information. The Seller has received or to Seller's knowledge has had full access to all the information that he considers necessary or appropriate to make an informed investment decision with respect to Buyer Shares to be issued to the Seller under this Agreement. The Seller further has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of Buyer Shares pursuant to this Agreement and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Seller or to which the Seller had access.

                  Investment Experience. The Seller understands that the acquisition of Buyer Shares pursuant to this Agreement involves substantial risk. The Seller acknowledges that he can bear the economic risk of his investment in Buyer Shares, including the ability to withstand a complete loss of his investment, and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in Buyer Shares and protecting his own interests in connection with this investment. To the Seller's knowledge after consultation with his counsel, the Seller is an "accredited investor" as such term is defined under
Section 501(a) of Regulation D promulgated under the Securities Act.

                  Restricted Securities. The Seller acknowledges that Buyer Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Seller understands that Buyer is under no obligation to register the offer and sale of any of Buyer Shares issued hereunder and understands that Buyer has no present intention of registering the offer and sale of such Buyer Shares. The Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Seller to transfer all or any portion of Buyer Shares under the circumstances, in the amounts or at the times the Seller might propose.

                  Legend. The Seller acknowledges and understands that the certificates evidencing Buyer Shares issued pursuant to this Agreement, will bear a legend substantially similar to the legend set forth below:

                  THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

         Company Organization; Good Standing; Corporate Authority; Enforceability. The Company is a limited liability company organized under the laws of the State of Washington and is qualified to do business, and is in good standing in the states required due to (a) the ownership or lease of real or personal property for use in the operation of the Company's business or (b) the nature of the business conducted by the Company, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to Buyer by the Company to be conducted and in all states where the Company holds a license, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

         All actions on the part of the Company and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of all of the Company's obligations under this Agreement and the other Transaction Documents have been taken or will be taken prior to the Closing. This Agreement has been, and the other Transaction Documents to which the Company is a party on the Closing will be, duly executed and delivered by the Company, and this Agreement is, and each of the other Transaction Documents to which it is a party on the Closing will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         Capitalization.

                  There are no equity interests in the Company other than the Membership Interests. Seller is the Managing Member of the Company and is the owner of 100% of the equity interest in the Company. There are no equity interests in the Company other than the Membership Interests as described herein. No person, firm or corporation other than Buyer has any agreement or option or a right capable of becoming an agreement or option for the purchase, subscription or issuance of any of the issued or unissued Membership Interests or to direct the voting or disposition of the Membership Interests except as otherwise set forth on Schedule 3.3.

                  Seller is the registered and beneficial owner of the Membership Interests, free of any liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Seller is the Managing Member of the Company and has the right and authority to enter into this Agreement on the terms and conditions set forth in it, and has full power to transfer the legal and beneficial ownership of the Membership Interests to Buyer without giving notice to, making any filing with, or obtaining the consent or approval of any other person or governmental authority except as otherwise set forth on Schedule 3.3.

                  The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company.

         Subsidiaries and Affiliates. The Company does not have, and has never had, any Subsidiaries. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

         No Approvals or Notices Required; No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance upon the assets of the Company, or upon any Membership Interests or other securities of the Company,
(e) conflict with or result in a breach of or constitute a default under any provision of the organizational documents or operating agreement of the Company, or (f) invalidate or have a material adverse effect any permit, license, authorization or status used in the conduct of the business of the Company.

         Financial Statements; Obligations. The Company and the Seller have delivered to Buyer (a) audited balance sheets and statements of operations and each Seller's equity in the Company at and for the fiscal years ended December 31, 2000, December 31, 2001, and December 31, 2002, and accompanying notes and
(b) compiled balance sheets and statements of operations and each Seller's equity in the Company at and for the 6 month period ended June 30, 2003.

All the foregoing financial statements (including the notes thereto) are referred to as the "Financial Statements" and such Financial Statements are attached hereto as Disclosure Schedule 3.6. The Financial Statements have been prepared in conformity with GAAP consistently applied throughout the periods covered and present fairly the financial position and results of operations of the Company at the dates and for the periods indicated. The Company has no liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the Balance Sheet, as prescribed by GAAP and the Financial Accounting Standards Board, except liabilities or obligations set forth on Disclosure Schedule 3.6 and those incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Disclosure Schedule 3.6 sets forth all Third Party Debt, together with all the amounts owed by the Company thereunder, as of the Closing. Disclosure Schedule 3.6 sets forth all indebtedness and other obligations of the Seller relating to the Company, together with all the amounts owed by the Seller in respect thereof, as of the Closing.

         Absence of Certain Changes or Events. Since the date of the Balance Sheet, neither the Company, nor the Seller with respect to the Company, nor any of the Company's officers, directors or employees in their representative capacities on behalf of the Company has:

                  received oral or written notice that there has been, will be or may be a loss of, or contract cancellation by, any current customer of the Company, which loss or cancellation would result in lost annual revenues to the Company of at least $10,000, or received substantive information which would form the basis for any belief that there may be such a loss or cancellation;

                  taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business, except for the execution of this Agreement;

                  forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Seller, officer, director, employee or Affiliate of the Company);

                  granted any increase in the compensation of members, directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit sharing, lease payment or other plan or commitment);

                  borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent), or incurred any liabilities or obligations (absolute, accrued or contingent) except liabilities and obligations incurred in the ordinary course of business and consistent with past practice not to exceed $10,000 individually, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                  paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

                  permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, Encumbrance, institutional control, restriction or charge, except (i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) assessments for current taxes not yet due and payable, (iii) landlord's liens for rental payments not yet due and payable, and (iv) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $1,000, was incurred in the ordinary course of business and is not yet due and payable;

                  written off as uncollectible any notes or accounts receivable, except for write downs and write offs that are in the aggregate less than $10,000, incurred in the ordinary course of business and consistent with past practice;

                  sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $1,000; provided, however, the Company shall be permitted to pay out to the Seller simultaneous with the Closing, any cash or money market funds held by the Company net of any outstanding drafts or other obligations and the difference between the "loan held for sale" as of the Closing Date ("Closed Loans") and the warehouse line of credit outstanding as of the Closing Date, all as provided in Section 2.2(e) hereto, provided, further, that in no event shall the Tangible Net Worth of the Company be reduced to less than $0 at Closing;

                  disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of Buyer any trade secret, formula, process or know how not theretofore a matter of public knowledge;

                  made any single capital expenditure or commitment in excess of $5,000 for additions to property, equipment or intangible capital assets or made aggregate capital expenditures in excess of $2,000 for additions to property, equipment or intangible capital assets;

                  made any change in any method of accounting or accounting practice or internal control procedure;

                  issued any membership interests or other ownership or equity, other securities or options or other rights to acquire any equity or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its membership interests, or redeemed, purchased or otherwise acquired, directly or indirectly, any membership interests or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of membership interests of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than as set forth in Subparagraph (i) above;

                  except for transactions that are not material in the aggregate, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's officers, directors, members or employees or any Affiliate of the Company's officers, directors or employees, except directors' fees and compensation paid to officers and employees at rates not exceeding the rates of compensation disclosed on Disclosure Schedule 3.16;

                  entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued or contingent) of the Company, as guarantor, surety, co signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

                  received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty materially adverse to the Company or any officer or director of the Company before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any officer, director or employee of the Company is a party that relate directly to the transactions contemplated herein or that would have any material adverse effect upon the business, assets, operations, prospects or condition (financial or other) of the Company;

                  entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company to a third party or any amendment or change to any existing license or other agreement relating to intellectual property;

                  taken any action to accelerate the collection of receivables, or failed to pay payables, in a timely manner consistent with past practices;

                  failed to inform Buyer of any material bad debts not disclosed on the Balance Sheet;

                  received notice of, or otherwise obtained knowledge of, any other event or facts that could have a material adverse effect on the business, its assets, operations, prospects, or condition (financial or other) of the Company;

                  distributed, sold, or otherwise disposed of any assets (including intellectual property) required or reasonably necessary for the operation of the Company's business, in the manner in which the business has historically operated; or

                  agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

         Taxes.

                  For purposes of this Agreement, the term "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
(ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity; and the term "Tax" means any one of the foregoing Taxes.

                  Each of the Company and the Seller has filed on a timely basis all reports, returns, declarations, claims for refund, information returns, statements or other similar documents, including any schedules or attachments thereto, and including any amendment thereof with respect to any Taxes ("Tax Returns") that the Company or the Seller was required to file. All such Tax Returns were correct and complete in all material respects and have been prepared and completed in accordance with applicable law, and were prepared in accordance with the applicable statutes, rules and regulations. All Taxes owed by the Company or owed by Seller as a result of his ownership of the Company (whether standing alone or as a part of a consolidated group and whether or not shown on any Tax Return) have been paid in full when due. The Company has no obligation for Taxes, other than obligations for current year taxes not yet due and payable. No such Tax Returns are currently the subject of audit or examination nor has the Company been notified in writing, or otherwise, of any request for an audit or examination. The Company has made adequate estimated tax payments sufficient to cover any Taxes accrued but not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company has duly and timely withheld from employee salaries, or wages or other compensation (whether or not paid in cash) and other amounts paid to creditors, independent contractors and other third parties and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable Tax or other laws. No amounts have been or would be required to be withheld with respect to the lapse of restrictions on the Membership Interests. The Tax Returns of the Company do not contain a disclosure under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code") (or any predecessor provision or comparable provision of state, local or foreign law).

                  There is no dispute, claim or proposed adjustment concerning any Tax liability of the Company or the Seller as a result of his ownership of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. Neither the Company nor the Seller is a party to nor has it been notified in writing or, otherwise, that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other governmental authority, nor does the Company have any reason to believe that any such notice will be received in the future. No claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency, or collection from the IRS or any other governmental authority exists, which has not been satisfied. The IRS has never audited any Tax Return of the Company or the Seller. The Company has not filed any requests for rulings with the IRS. No power of attorney has been granted by the Company, Seller or his affiliates with respect to any matter relating to Taxes of the Company.

There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable. The Company has delivered to Buyer correct and complete copies of all Tax Returns (which are due and have been filed), examination reports and statements of deficiencies assessed against or agreed to by the Company for the years 2000, 2001 and 2002.

                  Neither the Company nor any other Person on behalf of the Company has filed a consent under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or participating employer in) any agreement or Employee Benefit Plan that could obligate it or Buyer to make any payment or payments that would constitute an "excess parachute payment," as defined in Section 280G of the Code (or any comparable provisions of foreign, state, or local law) or that would otherwise not be deductible under Section 162 or 404 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation, Tax sharing or similar agreement. The Company (A) has not been a member of any affiliated group within the meaning of Code Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign law filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and
(B) has no liability for the Taxes of any Person (other than those of the Company) under Treasury Regulation Section 1.1502-6 (or any comparable provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise. The Company has not requested or received a ruling from any Taxing authority or signed a closing agreement with any Taxing authority. No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by such jurisdiction.

                  There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss. Disclosure Schedule 3.8(e) sets forth the amount of any net operating loss, net capital loss, net-unrealized built-in loss (as defined under Section 382 of the Code), unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Company.

                  The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                  The Company has not been a party to a distribution to which
Section 355(d) or (e) of the Code applies.

                  The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and the Company has not engaged in a trade or business within, or derived any income from, any state, local or foreign jurisdiction other than those for which Tax Returns have been duly filed by the Company.

                  No election has been made with respect to Taxes of the Company which has not been disclosed to Buyer.

         Property.

                  Disclosure Schedule 3.9(a) contains a complete and accurate list of all real property that is leased, rented or used by the Company (the "Leased Property"). The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements or licenses relating to the Leased Property.

                  Disclosure Schedule 3.9(b) contains a complete and accurate list of each item of personal property as of June 30, 2003, having a book value in excess of $250 that is owned, leased, rented or used by the Company (the "Personal Property"); provided, however, that such list need not describe the Company's Intellectual Property (as defined in Section 3.16). The Company has delivered to Buyer true and complete copies of all leases and subleases and all material rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property.

                  The Leased Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual book value of less than $250, and the Intellectual Property) reflected in the Balance Sheet and all the properties and assets purchased by the Company since the date of the Balance Sheet (except for such properties or assets sold since the date of the Balance Sheet in the ordinary course of business). The Leased Property and the Personal Property include all property used in the business of the Company (other than, in the case of the Personal Property, property rights with an individual book value of less than $250, and the Intellectual Property).

                  The Company's leasehold interest in, as applicable, each parcel of the Leased Property is free and clear of all liens, pledges, security interests, charges, Encumbrances, institutional controls and other known adverse claims or interests of any kind.

                  The Company's offices and other structures and the Company's Personal Property are adequate for the uses to which they are being put and there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the Knowledge of the Company and/or the Seller, may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Leased Property for the conduct of the business as presently conducted. The Company has received all necessary approvals with regard to occupancy and maintenance of the Leased Property. The Leased Property is correctly zoned for its current use.

                  Except for (i) assessments for current taxes not yet due and payable and (ii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $500, which was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all Encumbrances.

                  Each lease of any portion of the Leased Property and each lease, license, rental agreement, contract of sale or other material agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder, nor to the Knowledge of the Company and/or the Seller is there any event that with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from any Person under any lease or other agreement or instrument relating to the Leased Property or Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Leased Property or Personal Property.

         Contracts. Disclosure Schedule 3.10 contains a complete and accurate list as of June 30, 2003, of all contracts, agreements, arrangements and understandings with a value in excess of $2,000, oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, all security agreements, Intellectual Property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, purchase contracts, sale contracts, research contracts and scientific collaboration or cooperation agreements. All contracts set forth on such
Schedule 3.10 are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder; nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no breach or default by any other party to any such contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. True and complete copies of each such contract have been delivered to Buyer. To the knowledge of Seller and Company, no consent is required from any Person under any contract, agreement, arrangement or understanding set forth on Disclosure Schedule 3.10 in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice, and is not otherwise aware, that any party to any such contract, agreement, arrangement or understanding intends to cancel, terminate or refuse to renew such contract, agreement, arrangement or understanding or to exercise or decline to exercise any option or material right thereunder.

         Customers. To the knowledge of Seller and Company, Disclosure Schedule
3.11 sets forth a complete and accurate list of the customers and/or investors of the Company accounting for 1% or more of the Company's revenues during the fiscal year last ended and the period ended June 30, 2003, showing the approximate total revenues from each such customer or investors during the fiscal year last ended and the period ended June 30, 2003. The Company has not received any notice from its customers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers named on such Schedule 3.11.

         Claims and Legal Proceedings. There are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to the knowledge of the Company and/or the Seller, threatened against the Company or the Seller before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any claim, action, suit, arbitration, investigation or proceeding that could reasonably be expected to be materially adverse to the business, assets, operations, prospects or condition (financial or other) of the Company before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party that involve the transactions contemplated herein or that would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of the Company.

         Labor Matters. There are no labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company and/or the Seller, threatened against or involving the Company or any present or former employee of the Company. To the knowledge of Seller and Company, the Company has complied with all material provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers' compensation and other similar laws. To the knowledge of Seller and Company, the Company is not engaged in any unfair labor practice and does not have any liability for any arrears of wages or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting the Company, and the Company has not experienced any work stoppage or similar concerted employee activities. No collective bargaining agreement is binding on the Company. The Company does not have any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and the Company has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

         Employee Benefit Plans.

                  Employee Benefit Plan Listing. Disclosure Schedule 3.14 contains a complete and accurate list of all Employee Benefit Plans. Neither the Company nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could Materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan or the Company's participation in any Employee Benefit Plan sponsored by an ERISA Affiliate at any time and for any reason without penalty and without Material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

                  Documents Provided. The Company has delivered to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) all summary plan descriptions, summaries of material modifications and all employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (iii) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company since the date of the most recently completed and filed annual report;

(vi) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan; (vii) samples of all administrative forms currently in use, including, without limitation, all COBRA and HIPAA forms and notices;
(viii) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (ix) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.

                  Compliance. With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (ii) the Company (and each of its employees, officers, directors and the Seller), each ERISA Affiliate (and each of its employees, officers, directors and the Seller) and, to the Knowledge of the Company and the Seller, all other Persons (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iii) all returns, reports and other information (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto) relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (iv) all notices, statements, reports and other disclosure (including, without limitation, all summary plan descriptions and summaries of material modifications) required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (v) none of the Company (or any of its employees, officers, members, directors or the Seller), any ERISA Affiliate (or any of its employees, officers, members, directors and the Seller) or, to the Knowledge of the Company or the Seller, any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (vi) no transaction or event has occurred or, to the Knowledge of the Company or the Seller, is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under
Section 4975 of the Code for which an exemption is not available; and (vii) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any Material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

                  Qualification. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan either (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, or (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. No fact exists or is reasonably expected by the Company or the Seller to arise, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust. No such Employee Benefit Plan is a "top-heavy plan," as defined in
Section 416 of the Code.

                  Contributions, Premiums and Other Payments. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Financial Statements. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

                  Multiemployer, Defined Benefit and Money Purchase Pension Plans, and Multiple Employer Welfare Arrangements. Neither the Company nor any ERISA Affiliate maintains or contributes to, and has ever maintained or contributed to (or been obligated to contribute to), (i) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code,
(ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                  Post-Employment Benefits. Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the Financial Statements.

                  Suits, Claims, and Investigations. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company or the Seller, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of the Company or the Seller, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the Knowledge of the Company and the Seller, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

                  Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Buyer or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require the Company or Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

         Personnel. Disclosure Schedule 3.15 sets forth a true and complete list of the names and the stated annual salary (or hourly wage rate) of all officers, employees, contractors, and consultants of the Company.

         Intellectual Property. To the knowledge of Seller and Company, Disclosure Schedule 3.16 sets forth a list of all trade names, trademarks, patents, copyrights, computer software, hardware, operating system software, and telecommunications links (the "Intellectual Property") owned by or licensed to the Company. The Company owns all rights, title, and interest in and to all Intellectual Property, or has the requisite licenses necessary to operate the business of the Company. The Company has the right to consummate the transactions contemplated by this Agreement without violating or infringing upon any material rights of any third party and without material breach of any third-party license to the Company, and there is currently no actual or, to the Knowledge of the Company or the Seller, threatened suit by any third party based on an alleged violation, infringement or breach by the Company. After the Closing, except as disclosed on Disclosure Schedule 3.17, the Company will continue to have the right to use the Intellectual Property after the sale contemplated by this Agreement that are material to the operation of the business.

         Accounts Receivable. Disclosure Schedule 3.17 sets forth as of June 30, 2003 (and will be updated as of Closing) a true and complete list of all accounts receivable of the Company. All accounts receivable of the Company reflected in the Balance Sheet or existing at the time of Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. All Accounts existing and remaining unpaid at the time of Closing are fully collectible by Company.

         Books and Records. The Company has furnished to Buyer true and complete copies of (a) the organizational documents and operating agreement of the Company as currently in effect, including all amendments thereto, (b) the record books of the Company, and (c) the membership transfer books of the Company. Such minutes reflect all meetings of the Company's members, board of directors and any committees thereof since the Company's inception, and such records accurately reflect the events of and actions taken at such meetings. Such membership transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

         Licenses, Permits, Authorizations, etc. The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits"). Disclosure Schedule 3.19 contains a list of all Permits with expiration dates, if any. The Company is in material compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the Knowledge of the Company and/or the Seller, threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit.

         Compliance with Laws. The Company is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading with the enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

         Insurance.

                  The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against errors and omissions, liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry. All insurance policies of the Company are in full force and effect, all premiums covering all periods up to and including the Closing have been paid, no notice of cancellation or termination has been received with respect to any such policy or binder, and all such policies (along with policy numbers) are listed on Schedule 3.21. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the Closing Date without the payment of additional premiums. To the knowledge of Seller and Company, the Company has not been refused any insurance with respect to its respective assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                  Disclosure Schedule 3.21(b) lists all the insurance policies maintained by the Company (including retroactive policies) covering and/or related to workers' compensation, short-term and/or long-term disability benefit and other similar employee benefit provisions, as required by law (the "Workers Compensation Policies"). Schedule 3.21(b) includes all policy numbers and/or certifications of coverage and the amounts of such coverage under the policies. The Workers Compensation Policies coverages and limits comply with all applicable federal and state statutory requirements. Disclosure Schedule 3.21(b) lists all claims known to the Company, whether filed or unfiled, which are currently subject to claims management and/or adjudication as an outstanding claim, or which may become subject to claims management and/or adjudication during open periods permitted either under applicable state or federal laws or the listed Workers Compensation Policies. The Company has at all times maintained insurance coverage as required by Ohio law or such other applicable laws where Company is licensed and/or does business.

         Brokers or Finders. The Company or Seller has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby other than as set forth on Schedule 3.22, which shall be the sole responsibility of Seller.

         Government Contracts. To the knowledge of Seller and Company, the Company has never been, nor as a result of the consummation of the transactions contemplated by this Agreement will it be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government or any foreign government, nor to the Knowledge of the Company and/or the Seller has such suspension or debarment been threatened or action for suspension or debarment been commenced. To the knowledge of Seller and Company, the Company has not been nor is it currently being audited, as provided by the Federal Acquisition Regulations or, to the Knowledge of the Company and/or the Seller, investigated by the United States Government Accounting Office, the United States Department of Justice or any of its agencies, or other authorities of any agency of the United States government, or any foreign government, nor, to the knowledge of the Company and the Seller, has such audit or investigation been threatened.

         Absence of Questionable Payments. Neither the Company nor any of its directors or officers, or to the knowledge of the Company and/or the Seller, any agents, employees or other Person acting on behalf of the Company, has used any funds of the Company for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Neither the Company nor any of its current directors or officers, agents, employees or any other Person acting on behalf of the Company, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance in all respects, with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable domestic and foreign laws and regulations relating to corrupt practices and similar matters.

         Bank Accounts. Disclosure Schedule 3.25 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         Previous Conduct of Business; Insider Interests. Except as set forth on Disclosure Schedule 3.26, all the transactions of the Company with third parties have been conducted on an arm's-length basis. Disclosure Schedule 3.26 sets forth all agreements, contracts and understandings as of June 30, 2003, and the date hereof between the Company and its Affiliates. Except as set forth on Disclosure Schedule 3.26, no officer, director, employee, contractor, consultant or other representative of the Company has any direct or indirect interest, and the Seller have no direct or indirect interest, other than as a Seller of the Company (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of the Company, including, without limitation, any intellectual property, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth on Disclosure Schedule 3.26, neither the Company nor any of its officers, members, directors, employees, contractors or consultants has any interest, either directly or indirectly, in any entity that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage or (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or persons performing similar functions).

         Full Disclosure. To the knowledge of Seller and Company, no information furnished by the Company or the Seller to Buyer in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Disclosure Schedules and the Exhibits hereto) or to be furnished prior to the Closing by or on behalf of the Company or the Seller to Buyer, or to others in connection with obtaining approval of the transaction contemplated by this Agreement, is false or misleading in any material respect. Neither the Company nor the Seller has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, the financial statements, the Disclosure Schedules and Exhibits hereto, or in or pursuant to closing certificates executed or delivered by the Company or the Seller not misleading.

         Tangible Net Worth. As of the Closing, the Company will have tangible net worth, of not less than $0, inclusive of cash and cash equivalents distributed to Seller at or prior to Closing but not including the infusion of capital referenced in Section 5.13 hereof.


                     REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce the Company and the Seller to enter into and perform this Agreement, Buyer represents and warrants to the Company and the Seller as of the date of this Agreement and as of the Closing as follows (which representations and warranties will survive the Closing as provided in Article 9):

         Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

         Enforceability. All corporate action on the part of Buyer and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Buyer's obligations under this Agreement and the other Transaction Documents to which it is a party has been taken or will be taken prior to the Closing. This Agreement has been, and the other Transaction Documents to which Buyer is a party on the Closing will be, duly executed and delivered by Buyer, and this Agreement is, and each of the other Transaction Documents to which Buyer is a party on the Closing will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         No Approvals or Notices Required; No Conflicts with Instruments. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Buyer, (b) require Buyer to obtain any consent, approval or authorization of, or declaration, filing or registration with, any Person, or (c) constitute a violation of any provisions of Buyer's Certificate of Incorporation or bylaws.

         Claims and Legal Proceedings. There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Buyer's Knowledge, threatened against Buyer before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby. Buyer knows of no reason why consents for this transaction from any regulatory or judicial body would be withheld.

         Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Buyer, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, that would result in any claim against the Seller.

         Tax Consequences. Buyer does not make any representations or warranties with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Seller arising out of the structure or terms of this Agreement, or the negotiation or consummation hereof. The Seller will be solely responsible for any such Tax consequences.

         Full Disclosure. No information furnished by Buyer to the Company or the Seller in connection with this Agreement or to be furnished prior to the Closing by or on behalf of Buyer to the Company or the Seller, or to others in connection with obtaining approval of the transaction contemplated by this Agreement, is false or misleading in any material respect. Buyer has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement or in or pursuant to closing certificates executed or delivered by Buyer not misleading.

                                    COVENANTS

         Conduct of Business by the Company Pending the Closing. Unless Buyer will otherwise agree in writing, the business of the Company will be conducted, and the directors, officers, member or managers of each of the Company and the Seller will cause the business of Company to be conducted, in the ordinary course and in a manner consistent with past practice and in accordance with applicable law; and each of the Company and the Seller will preserve substantially intact the business organization of the Company, keep available the services of the current officers, employees, and consultants of the Company, and preserve the current relationships of the Company with customers, suppliers, and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, neither the Company nor any of the Seller will, between the date of this Agreement and the time of Closing, directly or indirectly do, or propose to do, any of the following without giving Buyer prior written notice of and receiving Buyer's prior written consent:

                  amend or otherwise change the organizational documents or operating agreement of the Company;

                  issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of any of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or (ii) any assets of the Company, other than in the ordinary course of business;

                  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of the Company's capital stock, other than as disclosed on Schedule 5.1; provided, however, the Seller will be permitted to take a distribution or dividend of all cash or cash equivalents in the Company provided that such a distribution or dividend does not reduce the Closing Tangible Net Worth of the Company below $0;

                  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Company's membership interests;

                  (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or form any corporation, partnership, other business organization or division thereof, or acquire directly or indirectly any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice which loans will be on terms and conditions satisfactory to Buyer; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure that is in excess of $1,000 or capital expenditures that are, in the aggregate, in excess of $2,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

                  except as contemplated hereunder, enter into any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in accordance with existing agreements or past practices for employees of any of the Company who are not officers of any of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, member, officer employee of any of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, member, officer or employee;

                  take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  make any Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability;

                  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

                  enter into any equipment lease;

                  take or agree to take any action specified in Section 3.7, or enter into any other material transaction other than those specified above; or

                  agree to do any of the foregoing.

         Access to Information; Confidentiality. From the date hereof to the time of the Closing, the Company and the Seller will, and will cause their representatives to, afford Buyer and its representatives reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and will furnish Buyer with all financial, operating and other data and information as Buyer may reasonably request and as such access is necessary to the consummation of the transactions contemplated hereby. From the date hereof until the time of Closing, the Company will provide Buyer with monthly and other financial statements of the Company as they become available internally at the Company but in no event within 21 days following the end of each month, all of which financial statements will be prepared in conformity with GAAP consistent with past practices and will fairly present the financial position and results of operations of the Company as of the dates and for the periods specified.

         No Alternative Transactions.

                  Neither the Company, nor the Seller, nor any Affiliate of the Seller will, directly or indirectly, through any officer, director, agent, investment banker, attorney or otherwise, solicit, initiate or encourage the submission of any proposal, offer, inquiry or contact from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, any of the Company or any business combination with any of the Company, or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person, to do or seek any of the foregoing. The Company and the Seller and any Affiliate of the Seller immediately will cease and cause to be terminated with no obligation, financial or otherwise, on the part of the Company or the Seller, all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  The Company and the Seller will notify Buyer promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and will, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of the Company, is a party.

         Notification of Certain Matters. The Company and/or the Seller will give prompt written notice to Buyer, and Buyer will give prompt written notice to each of the Company and/or the Seller, of (a) the occurrence or nonoccurrence of any event which would be likely to (i) cause any representation or warranty of the Company and/or the Seller, or Buyer, respectively, contained in this Agreement to be materially untrue or inaccurate or (ii) result in the material failure to satisfy a closing condition in Article 6 or Article 7; (b) any material failure of the Company and/or the Seller, or Buyer, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them; and (c) any written communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto will (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and will cooperate with the other parties with respect to such filings and submissions and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Membership Interests to Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement will use its best efforts to take all such action. None of Buyer, the Company or the Seller will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

         Publicity. None of the parties hereto will disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties, except as required by law.

         Covenants Not to Compete; Confidentiality.

                  Covenants. In consideration of the payment of the Purchase Price by Buyer to the Seller at the Closing, the Seller covenants and agrees as follows:

                   During the two-year period commencing on the Closing
Date, neither the Seller nor any of the Seller's Affiliates will engage in any Competitive Business (as such term is defined below), whether directly or indirectly, for its account or otherwise, or as a shareholder, owner, partner, principal, agent, joint venturer, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, in, with or of any person or entity that engages directly or indirectly in any Competitive Business. As used herein, "Competitive Business" will mean any business that competes with the Company or Buyer or their Affiliates in the United States. Specifically, and without limitation, a Competitive Business includes a business that originates, funds, buys, sells, services, brokers or otherwise deals in mortgages or other instruments for financing real property. This covenant shall be of no effect in the event of a termination without Cause, as that term is defined therein, of the employment agreement between Company and Seller dated the date hereof prior to the second anniversary of the Closing Date or if an Event of Default occurs under the terms of the Note and Seller exercise his right to accelerate payments due thereunder and foreclose his security interest in the assets and membership interests of the Company.

                           During the two-year period commencing on the Closing
Date, neither the Seller nor any of the Seller's
Affiliates will, directly or indirectly, hire, or solicit or encourage to leave the employment of the Company, Buyer or any of their Affiliates, or any former employee of the Company hired by Buyer, the Company or their Affiliates, or have any arrangement (financial, consulting or otherwise) with any such individual.

                           From and after the Closing, the Seller and his
Affiliates will keep confidential and not use or disclose to any party any confidential information relating to the assets, business, or affairs of Buyer and the Company (including the financial statements of the Company delivered pursuant to Section 3.6 hereof). The confidentiality and non-use obligations set forth in this Section 5.7.1(c) will not apply to any information which is available to the public through no breach of this Agreement by the Seller and his Affiliates, or is disclosed to the Seller and his Affiliates by third parties who are not under any duty of confidentiality with respect thereto, or is required to be disclosed by the Seller and his Affiliates in connection with pending litigation or investigation; provided, however, that in the event that the Seller or his Affiliates become required in connection with pending litigation or investigation to disclose any of the confidential information relating to the assets, business or affairs of Buyer or the Company, then the Seller or his Affiliates will provide Buyer with reasonable notice so that Buyer may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, the Seller and his Affiliates will furnish only that portion of the information that is required and will endeavor, at Buyer's expense, to obtain a protective order or other assurance that the portion of the information furnished by the Seller and his Affiliates will be accorded confidential treatment.

                  Minor Investments. Notwithstanding the provisions of Section 5.7.1(a) above, the Seller and his Affiliates may at any time own in the aggregate, directly or indirectly, for investment purposes only, 5% or less of any class of securities of any entity traded on any national securities exchange or quoted on the Nasdaq National Market.

                  Remedies. The Seller acknowledges that compliance with the provisions of this Section 5.7 is necessary and proper to preserve and protect the business of the Company acquired by Buyer under this Agreement and to assure that the parties receive the benefits intended to be conveyed pursuant to this
Section 5.7. The Seller agrees that any failure by the Seller or any of his Affiliates to comply with the provisions of this Section 5.7 will entitle Buyer and its Affiliates, in addition to such other relief and remedies as may be available, to equitable relief, including, but not limited to, the remedy of injunction. Resort to any remedy will not prevent the concurrent or subsequent employment of any other remedy, or preclude the recovery by Buyer and their Affiliates of monetary damages and compensation.

                  Severability; Reformation. The covenants in this Section 5.7 are severable and separate, and the unenforceability of any specific covenant will not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction will determine that the scope, time or territorial restrictions set forth in this Section 5.7 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and this Agreement will thereby be reformed.

         Tax Matters.

                  The Seller will be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recording fees and similar charges relating to the transactions contemplated herein.

                  The Seller or his Affiliates will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including filing a tax return for the partial year period ending on the Closing Date. The Seller will be responsible and liable for the reporting and timely payment of any Taxes imposed on or with respect to the properties, income, and operations of the Company for all periods ending on or prior to the Closing Date, including all Taxes on properties, income, and operations of the Company through the Closing Date.

                  Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Tax periods that begin after the Closing Date. Buyer will be responsible and liable for the timely reporting and payment of any Taxes imposed on or with respect to the properties, income, and operations of the Company for all periods beginning after the Closing Date and ending at any time thereafter, including all Taxes on income and operations of the Company earned after the Closing Date.

                  Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Tax periods beginning before the Closing Date and ending after the Closing Date, except where a return or final return can be filed by the Seller for Company operations through the Closing Date, as is required in paragraph (b) above. All Taxes shown to be due on returns to be prepared by Buyer will be prorated in accordance with the provisions of Section 5.8(g). Buyer will provide the Seller adequate time to review and comment upon each such Buyer prepared Tax Return described in this paragraph (d) prior to filing. The Seller will pay to Buyer within fifteen (15) days after the date on which Taxes are paid on any return described in this paragraph (d), an amount equal to the portion of such Taxes which relate to the portion of such taxable period ending on the Closing Date in accordance with the provisions of Section 5.8(g).

                  Buyer, the Company and the Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, will allow the other party to take possession of such books and records.

                  Buyer and the Seller further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

                  For purposes of this Section 5.8, Taxes will be computed based on the closing of the books method as of the end of the Closing Date; provided, however, that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis will be prorated on a per diem basis, and provided further, in the case of any Tax imposed upon the ownership or holding of real or personal property, such Taxes will be prorated based on the percentage of the actual period to which such Taxes relate that precedes the day following the Closing Date.

                  The Seller, at his sole expense, will have the exclusive authority to represent the Company before any Taxing authority or any court regarding the Tax consequences of the operations of the Company for all periods ending on or prior to the Closing Date; provided, however, that the Seller will allow Buyer and its counsel to participate in any such proceeding; and provided further, that the Seller will not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the Company for any period beginning after the Closing Date without the prior written consent of Buyer. The Seller will keep Buyer fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any Tax liability of the Company for all taxable periods.

         Closing Debts and Obligations. At Closing, the Company will be free and clear of all Third Party Debt, other debts, obligations, liabilities, and Taxes, whether or not shown on the Financial Statements, other than liabilities for trade accounts payable, customer deposits, accrued commissions, and ad valorem Taxes (not yet due and payable, but subject to proration in accordance with Section 5.8), which will remain the liability and obligation of the Company post-Closing but which Seller will leave sufficient cash and cash equivalents to pay for such liabilities. All other payables, liabilities, and Taxes of the Company will be paid by the Seller or assumed by the Seller prior to Closing. The Company and the Seller will pay all employee wages through date of Closing and pay employees all other accrued payroll or accrued vacation or sick time. Company will remit all withholding on all payroll through Closing.

         Employee Benefit Plans. The Company's Employee Benefit Plans will remain in place, in full force and effect, with no material changes from December 31, 2002 to Closing. The Company will terminate its Employment Benefit Plans at Closing, including but not limited to any pension, 401(k) or deferral benefit plan. The Company will have no accrued liability related to Employee Benefit Plans not included the Company Balance Sheets as of the Closing.

         Operation of Company. During the Measurement Period, each of Buyer and Company will, except with the unanimous consent of all of the directors of Buyer and Company,

     operate the business in the ordinary course and in a manner reasonably consistent with past practice and the budget for the Company;

     maintain warehouse credit facilities in substantially the same amounts and on the same conditions as set forth in Schedule 3.10 hereto and as are generally available to banks such as the Company;

     not acquire (including without limitation, by merger, consolidation, or acquisition of stock or assets) or form any corporation, partnership, other business organization or division thereof that will be merged with or own the Company or which will utilize the assets, personnel, credit facility, or other operations of the Company;

     not enter into any employment, consulting, or agency agreement, or terminate any such agreement, or fire or lay-off any employee (other than for cause), which will in any fashion impact the profit and loss statement of Company, or change or cause to be changed the compensation and benefits payable or to become payable to the employees of Company;

     not grant any severance or termination pay to any employee of Company, or establish, adopt, amend, discontinue, terminate or freeze any bonus, profit sharing, ERISA Employee Plan applicable to the Company or any employee of the Company, except as and when required by applicable law; or

     not take any action to change, alter, amend any accounting policies and procedures, including procedures with respect to accounts payable and collection of accounts receivable, except where necessary to remain consistent with the accounting practices of the consolidated financial statements of Buyer;

provided, however, that notwithstanding the foregoing, Buyer will be permitted simultaneously with the Closing to file a certificate of merger to effect a merger of Company into a wholly owned subsidiary of the Company, Progressive Lending Inc., a Delaware corporation, for all purposes in this Agreement the Company shall refer to both the pre-merger and post-merger companies.

         Closing Balance Sheet.

                  The Seller shall prepare and deliver to the Buyer, within 30 days following the Closing Date, a Closing Balance Sheet, including the Seller's determination of the Closing Tangible Net Worth. The Closing Tangible Net Worth shall be determined (as of the close of business on the Closing Date but without giving effect to the consummation of the transactions contemplated hereby) in accordance with the provisions of this Section 5.12(a). In the event of a conflict or inconsistency between Section 5.13(a)(i), Section 5.12(a)(ii) and/or
Section 5.12(a)(iii), the provisions of Section 5.12(a)(iii) shall take precedence over the provisions of Section 5.12(a)(ii) and Section 5.12(a)(i), and the provisions of Section 5.12(a)(ii) shall take precedence over the provisions of Section 5.12(a)(i).

     The Closing Tangible Net Worth shall be determined in accordance with principles, practices and procedures which are consistent with those which were applied in the preparation of the Financial Statements with respect to the assets and liabilities of the Company and in evaluating the Company's net worth under the Correspondent Agreement with The Provident Bank dated January 5, 1999, as amended, and the Mortgage Warehousing and Security Agreement with Flagstar Bank FSB, dated December 23, 2002.

     Notwithstanding anything to the contrary in Section 5.12(a)(i), if any of the accounting principles, practices or procedures required by Section 5.12(a)(i) produces asset or liability values which are not in compliance with GAAP, the Closing Tangible Net Worth shall reflect an adjustment necessary to produce asset or liability values which are in compliance with GAAP.

     Notwithstanding anything to the contrary in Section 5.12(a)(ii) or Section 5.12(a)(i), in determining the Closing Tangible Net Worth, no value shall be given to mortgages held for resale or commissions due the Company (or portions thereof) not paid within 30 days of the Closing Date.

                  The Buyer will have 30 days following receipt of the Closing Balance Sheet to review such statement and to determine if, in the Buyer's judgment, it has been prepared in accordance with Section 5.12(a). If, in the Buyer's judgment, adjustments are necessary for the Closing Balance Sheet to correctly state Closing Tangible Net Worth in accordance with Section 5.12(a), the Buyer, not later than the aforesaid deadline, shall notify the Seller in writing (the "Buyer's Letter") of its proposed adjustments, including the amount, nature and basis for the adjustments. If the Buyer does not send a Buyer's Letter to the Seller within such period, the Closing Balance Sheet (and the Seller's determination of the Closing Tangible Net Worth contained therein) shall be determinative of the Final Net Worth.

                  As soon as practicable after the Seller's receipt of the Buyer's Letter, if so delivered pursuant to Section 5.12(b), the Buyer and the Seller shall confer and endeavor to resolve the adjustments, if any, which are in dispute.

                  If the Buyer and the Seller do not confer or are unable to resolve all of the proposed adjustments in the Buyer's Letter, if so delivered pursuant to Section 5.12(b), to the mutual satisfaction of the Buyer and the Seller, then, if a conference pursuant to Section 5.12(c) occurs, within the 20-day period following such conference, the Buyer's independent auditors and the Seller's independent auditors shall choose an accounting firm that is independent of the Buyer and the Seller to be jointly engaged by the Buyer and the Seller to arbitrate the dispute.

                  If the provisions of Section 5.12(d) become operative, then the arbitrator engaged pursuant to Section 5.12(d) shall be furnished with a copy of this Agreement, any amendments hereto and, the Closing Balance Sheet and the Buyer's Letter. The arbitrator shall have 30 days to review this material, and additional material that either the Buyer or the Seller voluntarily choose to submit and such other information as the arbitrator deems appropriate. Within the 30-day period, the arbitrator will furnish the Buyer and the Seller with its written determination regarding each unresolved adjustment of the Buyer submitted for arbitration.

                  The arbitrator shall confine itself only to adjustments proposed in Buyer's Letter and not resolved in a subsequent writing signed by both the Buyer and the Seller. The Buyer and the Seller shall each have the right to submit supporting or explanatory material to the arbitrator and to the other party. The arbitrator, in reaching a decision, shall provide a written explanation of its conclusions to the Buyer and the Seller, and its determination shall be conclusive and binding upon the Buyer and the Seller. The award or decision of the arbitrator shall be deemed final and may be entered and enforced in any court of competent jurisdiction. The Buyer and the Seller agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. The fee and expenses of the arbitrator shall be borne equally by the Seller and the Buyer.

                  In preparing and reviewing the Closing Balance Sheet and the Buyer's Letter, and in conducting the reviews by the Buyer or the Seller and the arbitrator, the Buyer and the Seller will grant the other party and the arbitrator all reasonable access to the financial records of the Company, as applicable, and any workpapers, including (where applicable) auditor workpapers prepared with respect to the Closing Balance Sheet, the Buyer's review thereof and the Seller's review of the Buyer's Letter.

                  The determination of Closing Tangible Net Worth contained in the Closing Balance Sheet prepared by the Seller pursuant to Section 5.12(a) will be modified by any adjustments (i) agreed to by the Buyer and the Seller pursuant to Section 5.12(c), or (ii) determined by the arbitrator pursuant to
Section 5.12(f). The Closing Tangible Net Worth after any and all such adjustments shall be determinative of the Final Net Worth.

                  If the Seller fails to prepare and deliver a Closing Balance Sheet in accordance with Section 5.12(a), then the Buyer shall prepare and deliver to the Seller a Closing Balance Sheet within 30 days following the expiration of the 30 day period provided for in Section 5.12(a), a Closing Balance Sheet, including the Buyer's determination of the Closing Tangible Net Worth. The determination of Closing Net Worth contained in the Closing Balance Sheet prepared by the Buyer pursuant to this Section 5.12(i) will be determinative of the Final Net Worth and not subject to adjustment or arbitration pursuant to Sections 5.12(c) through 5.12(h).

                  In the event the Closing Balance Sheet indicates that the amount paid Seller under Section 2(e) hereof as additional purchase was incorrect by $5,000 or less, the parties agree to make no adjustments to Purchase Price. If the amount of discrepancy is greater than $5,000 each of the parties agrees to reimburse the other the full amount of the difference within ten (10) days following the finalization of the Closing Balance Sheet.

         Infusion of Capital. Immediately following the Closing, Buyer shall place assets with a fair market value of not less than $250,000 into the Company as additional paid in capital.

         Notice of Defaults. Buyer shall provide Seller with notice immediately following Buyer receiving notice of an event of default under any funded indebtedness of Buyer and the respective Creditor exercising its right to accelerate the repayment of such indebtedness.

         Section 338 Election. Buyer covenants that it will not make a Section 338 election under the Code for the transaction contemplated by this Agreement.

         Consents. Buyer, Seller and the Company agree to work in good faith to procure all consents to the transaction contemplated by this Agreement, including but not limited to any regulatory or licensing body or group and the warehouse lenders for Company. Buyer agrees to pay any new application fees for any consent and Seller agrees to pay the surrender fee for the Company's license in Washington. Buyer covenants to use its reasonable best efforts to have Flagstar release Seller from his personal guaranty under the Flagstar Warehouse Credit Agreement.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer to perform and observe the covenants, agreements, and conditions to be performed and observed by it at or before the Closing will be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Buyer.

         Accuracy of Representations and Warranties. Each of the representations and warranties of the Company and the Seller contained in this Agreement and the other Transaction Documents to which each is a party (including applicable Exhibits or Disclosure Schedules) will be true and correct as of the date hereof and at and as of the Closing Date; except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties will be true and correct as of the specified date.

         [Reserved].

         Performance of Agreements. The Company and the Seller will have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

         Opinion of Counsel for the Company and the Seller. Buyer will have received the opinion of Douglas, Eden, Phillips & DeRuyter, counsel for the Company and the Seller, dated the Closing Date, in substantially the form attached as Exhibit F.

         Consents to Sale of Membership Interests. The Company will have received and will have delivered to Buyer written consents to the sale of the Membership Interests from each of the parties (other than the Company) to those agreements, leases, notes or other documents set forth as requiring such consent on the Disclosure Schedules, which consents will be satisfactory in all respects to Buyer in its sole and absolute discretion.

         Seller's Certificate. Buyer will have received a certificate from the Seller, dated the Closing Date, substantially in the form attached as Exhibit G, certifying that the conditions set forth in Sections 6.1, 6.3, 6.5, 6.7 and 6.14 have been fulfilled.

         Approvals and Consents. All transfers of permits or licenses and all approvals, applications or notices from public agencies, federal, state, local or foreign, or other third parties, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company as set forth in the Disclosure Schedules, will have been obtained, and all waiting periods specified by law will have passed. All other consents, approvals, and notices referred to in the Disclosure Schedules will have been obtained or delivered. All such transfers, approvals, and consents will be satisfactory in all respects to Buyer in its sole and absolute discretion. The Company's warehouse lenders in existence on the date hereof shall have agreed in writing to maintain such lines following the Closing.

         Proceedings and Documents; Managing Member's Certificate. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will have been approved by counsel to Buyer, and Buyer will have received a certificate of the Managing Member of the Company, substantially in the form attached as Exhibit H, as to the authenticity and effectiveness of the actions of the officers of the Company authorizing the sale of the Membership Interests and the other transactions contemplated by this Agreement and the other Transaction Documents to which the Seller is a party, and such other documents as are reasonably specified by counsel to Buyer. Copies of (a) the Company's organizational documents, (b) operating agreement, as certified by the Managing Member of the Company, and (c) resolutions of the Company's members relating to the transactions contemplated by this Agreement and the Transaction Documents will be attached to such certificate.

         Compliance with Laws. The consummation of the transactions contemplated by this Agreement will be legally permitted by all laws and regulations to which Buyer is subject.

         Legal Proceedings. No order of any court or administrative agency will be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding will be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

         Delivery of Certificates. The Seller will deliver to Buyer at Closing certificates representing the Membership Interests, duly endorsed for transfer on the Company's books.

         Due Diligence Review. The results of the due diligence investigations by Buyer and its representatives of the Company shall be reasonably satisfactory to Buyer.

         No Material Adverse Change. The Company shall have certified at Closing that no material adverse change shall have occurred with respect to the Company, including the operation or condition thereof or liabilities relating thereto, during the period beginning on the date of this Agreement and ending on the Closing Date.

         Resignations. Buyer will have received copies of resignations effective as of the Closing Date of all the directors and officers of the Company.


                       CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF THE COMPANY AND THE SELLER

         The obligations of the Company and the Seller to perform and observe the covenants, agreements, and conditions to be performed and observed by any of them at or before the Closing will be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Seller.

         Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents to which it is a party will be true and correct as of the date hereof and at and as of the Closing Date, except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties will be true and correct as of the specified date.

         Performance of Agreements. Buyer will have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by it at or prior to the Closing.

         Approvals and Consents. All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local, or foreign, required to be obtained by Buyer for the consummation of the transactions contemplated hereby will have been obtained, and all waiting periods specified by law will have passed.

         Compliance with Laws. The consummation of the transactions contemplated by this Agreement will be legally permitted by all laws and regulations to which the Company and the Seller are subject.

         Legal Proceedings. No order of any court or administrative agency will be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding will be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

         Purchase Price. At Closing Buyer will deliver to the Seller (i) the cash portion of the Purchase Price, (ii) the Note, (iii) the Security Agreement,
(iv) the Pledge Agreement for Progressive Lending LLC, (v) Buyer Shares and (vi) the Voting Agreement.

         Registration Rights and Voting Agreement. At Closing Buyer will deliver a counterpart to the registration rights and voting agreement in the form of
Exhibit I attached hereto.


                        TERMINATION, AMENDMENT AND WAIVER

         Termination. This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of this Agreement by the Seller):

                  by mutual written consent of the Company and Buyer;

                  by the Seller, if Buyer will have breached any of their representations, warranties, covenants or agreements;

                  by Buyer, if the Company and/or the Seller will have breached any of its or his representations, warranties, covenants or agreements;

                  by either the Seller or Buyer if the Closing has not occurred by December 31, 2003; provided, however, that a later date may be agreed upon in writing by the parties hereto; provided further, however, that the right to terminate this Agreement under this subsection (d) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  by either the Seller or Buyer if there will be any law or regulation that makes consummation of the sale of the Membership Interests by the Seller to Buyer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the sale of the Membership Interests by the Seller to Buyer is entered and such judgment, injunction, order or decree will become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (e) will have used all reasonable efforts to remove such judgment, injunction, order or decree.

         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1(a), there will be no further obligation on the part of any party, except that Sections 8.2, 10.1, 10.2, 10.3 and 10.6 will survive any such termination and nothing will relieve any party from liability for any breach.

         Expenses and Termination Fee.

                  Subject to Sections 8.3(b), 8.3(c), and 8.3(d) whether or not the transaction contemplated by this Agreement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants, and legal counsel) will be paid by the party incurring such expenses;

                  If Buyer terminates this Agreement pursuant to Section 8.1(c), then the Company or Seller will pay promptly (but in no event later than five business days after the occurrence of the event giving Buyer the right to so terminate this Agreement) to Buyer all of its actual and reasonable expenses (including attorney and accountant fees and expenses) incurred in connection with the negotiation and preparation of this Agreement, the Transaction Documents, and the letter of intent dated August 12, 2003. The Company agrees that the payment of such fees and expenses would be in addition to any other remedies, legal or equitable, available to Buyer for any breach by the Company or Seller of any of its or his representations, warranties, or covenants contained in this Agreement;

                  If the Seller terminates this Agreement pursuant to Section 8.1(b), then Buyer will pay promptly (but in no event later than five business days after the occurrence of the event giving the Seller the right to so terminate this Agreement) to the Seller all of his individual actual and reasonable expenses (including attorney and accountant fees and expenses) incurred in connection with the negotiation and preparation of this Agreement, the Transaction Documents, and the letter of intent dated July 24, 2003.

Buyer agrees that the payment of such fees and expenses would be in addition to any other remedies, legal or equitable, available to the Seller for any breach by Buyer of any of its representations, warranties, or covenants contained in this Agreement;

                  If the Company breaches its covenants under Section 5.3 of this Agreement, the Company must pay promptly (but in no event later than five business days after Buyer notifies the Company of such a breach) to Buyer [$150,000,] which Buyer and the Company agree approximates Buyer's actual and reasonable expenses (including attorney and accountant fees and expenses) incurred in connection with the negotiation and preparation of this Agreement, the Transaction Documents, and the letter of intent dated August 12, 2003.

         Amendment. Buyer, the Company and the Seller may amend, modify, or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby. This Agreement will only be valid and binding on the parties following execution by all parties hereto.

         Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained in any Transaction Document, or (c) waive compliance with any agreement or condition in any Transaction Document. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound. The failure of any party at any time or times to require performance of any provisions will in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.


                          SURVIVAL AND INDEMNIFICATION

         Survival. All representations and warranties contained in this Agreement or the other Transaction Documents will survive the Closing. The covenants and agreements contained in this Agreement that contemplate performance after the Closing will survive the Closing and will continue until all obligations with respect thereto will have been performed or satisfied or will have been terminated in accordance with their terms.

         Indemnification.

                  By the Seller. From and after the Closing Date, the Seller will indemnify, defend and hold Buyer and its officers, directors, agents, attorneys and Affiliates (the "Buyer Indemnified Parties") harmless from and against, and will reimburse Buyer Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal and accounting fees and expenses) ("Losses") arising out of or in connection with:

                           any  inaccuracy  in or other breach of any
representation or warranty made by the Company or the Seller in this Agreement or in any other Transaction Document;

                           any failure by the  Company or the Seller to perform
or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party;

                           any claim, demand, cause of action, suit, proceeding,
hearing or investigation ("Claim") by any person or entity relating to the Company's operation of the business on or before the Closing Date;

                           any workers  compensation  claim  relating to the
Company's operation of business on or before the Closing Date which is not covered by the Company's Workers Compensation Policies; or

                           fraud by the Seller.

                  By Buyer. From and after the Closing Date, Buyer will indemnify, defend and hold the Seller (the "Seller Indemnified Parties") harmless from and against, and will reimburse the Seller for, any and all Losses arising out of or in connection with:

                           any  inaccuracy in or other breach of any
representation or warranty made by Buyer in this Agreement or in any other Transaction Document;

                           any  failure by Buyer to perform or comply,  in whole
or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party; or

                           any Claim by any person or entity  relating to the
Company's  operation of its  business  after the Closing Date.

         Procedure for Indemnification.

                  Claim Notice. In the event that any Indemnified Party sustains or incurs any Losses (or is subject to a claim which if successful would result in a Loss) in respect of which indemnification may be sought pursuant to this
Article 9, such Indemnified Party may assert a claim for indemnification by giving written notice (the "Claim Notice") to the Indemnifying Party, which will describe in reasonable detail the facts and circumstances on which the asserted claim for indemnification is based. Unless the claim described in the Claim Notice is contested by the Indemnifying Party by written notice to the Indemnified Party of the amount of the claim that is contested, given within thirty (30) days of the receipt of the Claim Notice, the Indemnified Party may recover such undisputed amount of the claim described in the Claim Notice.

                  Dispute Notice. If, within thirty (30) days of the receipt by the Indemnifying Party of the Claim Notice, the Indemnifying Party contests in writing to the Indemnified Party that such Loss constitutes an indemnifiable claim (the "Dispute Notice"), then the Indemnified Party and the Indemnifying Party, acting in good faith, will attempt to reach agreement with respect to such claim.

                  Third-Party Claims.

                           With  respect to claims for  indemnification
resulting from or in connection with any Claim or any legal proceeding commenced by a third party ("Third Party Claim"), the Indemnified Party will give the Claim Notice to the Indemnifying Party no later than twenty (20) days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule. With respect to Third Party Claims not governed by any applicable court or procedural rule, the Indemnified Party will provide the Claim Notice to the Indemnifying Party within thirty (30) days of receipt of notice of such Claim; provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Claim is prejudiced by the Indemnified Party's failure to give such notice.

                           The Indemnifying Party will be entitled to
participate in the defense of any Third Party Claim at such Indemnifying Party's expense, and at the option of the Indemnifying Party (subject to the limitations set forth below) will be entitled to assume the defense thereof by appointing a recognized and reputable counsel acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that:

                                    the Indemnifying  Party provides written
notice to the Indemnified Party of its intention to assume the defense of such Third Party Claims within fifteen (15) days of receipt of the Claim Notice; and

                                    the Indemnified  Party will be entitled to
participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose provided that the fees and expenses of such separate counsel will be borne by the Indemnified Party; and
                                    the Indemnifying Party will not be entitled
to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) or will relinquish control of such defense and in either case will pay the fees and expenses of counsel retained by the Indemnified Party if the Third Party Claim is an environmental claim or any other claim of which the aggregate amount in controversy is less than $25,000.00; and

                                    if the  Indemnifying  Party will  control
the defense of any Third Party Claim, the Indemnifying Party agrees to vigorously defend such claim and to obtain the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) before entering into any settlement of a claim; provided that prior written consent will not be necessary if pursuant to or as a result of such settlement, injunctive or other relief will be imposed against the Indemnifying Party (and not the Indemnified Party) or such settlement expressly and unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice. Notwithstanding the above, with regard to any Third Party Claim for Taxes the Indemnified Party's consent to any settlement may be withheld for any reason, unless the proposed settlement is determined not to have any adverse effect on the tax returns, tax treatments, and tax obligations of the Indemnified Party or its Affiliates; and

                                    if the Indemnified Party will control the
defense of such claim, the Indemnified Party agrees to vigorously defend such claim and to obtain the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld) before entering into any settlement of a claim; provided that prior written consent will not be necessary if pursuant to or as a result of such settlement, injunctive or equitable relief will be imposed against the Indemnified Party (and not the Indemnifying Party) or if such settlement expressly and unconditionally releases the Indemnifying Party from all liabilities and obligations with respect to such claim, with prejudice.

         Remedy. This Agreement will not limit the remedies of the Parties with respect to any matters arising under or related to this Agreement or any of the Transaction Documents. Each Party will retain the right to pursue any other remedies, at law or in equity, which such Party may have by virtue of the provisions of this Agreement or at law.

         Investigations; Waivers. An Indemnified Party's right to indemnification provided for in this Article 9 will remain in effect notwithstanding any investigation at any time by or on behalf of any party or any waiver by any party of any condition to such party's obligations to consummate the transactions contemplated hereby.


                                     GENERAL

         Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party will each pay its own fees and expenses for the negotiation, preparation and carrying out of this Agreement and the other Transaction Documents (including legal and accounting fees and expenses); provided, however, that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party will be paid by the other party to such action. The Seller will pay any transfer or similar taxes that may be payable in connection with the transactions contemplated by this Agreement and will pay all expenses of the Company and the Seller incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents.

         Specific Enforcement. The parties expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, Buyer, the Company and the Seller will, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of this Agreement.

         Consequential Damages. No party will be liable to the other parties for any special, indirect, incidental or consequential damages resulting from any breach of this Agreement.

         Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations to any of its Affiliates. In the event of any such permitted assignment, Buyer will guarantee the performance of such obligations by such assignee.

         Notices. Unless otherwise provided, any notice under this Agreement will be given in writing and will be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in
(d), or (d) three (3) days after deposit with the U.S. Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

         To Buyer:                  Sutter Holding Company, Inc.
                                    150 Post Street
                                    Suite 405
                                    San Francisco, CA  94108
                                    Attention:  Robert E. Dixon
                                    Facsimile:  (415) 788-1515

         with a copy to:            Finn Dixon & Herling LLP
                                    One Landmark Square, Suite 1400
                                    Stamford, CT  06901
                                    Attention:  Timothy A. Birch, Esq.
                                    Facsimile:  (203) 348-5777

         To Company:                Progressive Lending, LLC
                                    4150 N. Drinkwater, Suite 105
                                    Scottsdale, AZ 85251
                                    Attn:  President
                                    Facsimile: 480-212-5364

         If to the Seller:          William S. Howard

                                              c/o Company

         with a copy to:            Douglas, Eden, Phillips & DeRuyter, P.S.
                                    US Bank Building
                                    West 422 Riverside
                                    Spokane, Washington 99201
                                    Attn:  Daniel B. DeRuyter
                                    Facsimile: (509) 455-5348

         Governing Law; Arbitration; Jurisdiction Venue.

                  This Agreement will be governed by and construed under the laws of the State of Delaware without regard to principles of conflict of laws; and

                  Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof that cannot be settled by mutual agreement (except for actions by any party seeking equitable, injunctive or other relief) will be finally settled by arbitration as follows: Any party who is aggrieved will deliver a notice to the other parties hereto setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice will be submitted to arbitration in Washington, before a single arbitrator appointed in accordance with American Arbitration Association Rules, modified as expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable, and binding, and judgment on the award may be entered in any court having jurisdiction. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Washington, in connection with any action relating to this Agreement. Notwithstanding any other provision of this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne 50% by Buyer, on the one hand, and 50% by the Company or, if the Closing has occurred, by the Seller, on the other hand, and each such party will bear the fees and expenses of its own attorneys. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post arbitration actions seeking to enforce an arbitration award. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

         Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding on the respective successors and assigns of the parties.

         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement, and the balance of this Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

         Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties with respect to this subject matter and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter, including, but not limited to, the Letter of Intent, dated August 12, 2003, between Buyer and the Company. This Agreement may be executed in two or more counterparts, which together will constitute one instrument. This Agreement will not be valid and binding until all signatories hereto have validly executed this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

PROGRESSIVE LENDING, LLC                  SUTTER HOLDING COMPANY, INC.



By:                                       By:
   ---------------------------               -----------------------------------
                                                  Robert E. Dixon
                                                  Chief Executive Officer



                                             -----------------------------------
                                                  William S. Howard

                                                                       EXHIBIT B


                                 PROMISSORY NOTE

$500,000                                                     Spokane, Washington
                                                        ______________ ___, 2003


         FOR VALUE RECEIVED, the undersigned Sutter Holding Company, Inc. ("Maker") promises to pay to the order of William S. Howard (together with his permitted successors and/or assigns, "Holder"), at 4935 East Berneil Drive, Paradise Valley, Arizona 85253, or at such other place as the holder hereof may designate in writing, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000), together with interest thereon from the date hereof at the rate of 6% per annum, subject to adjustments and limitations set forth herein and in the Purchase and Exchange Agreement dated as of _________, 2003 among Maker, Progressive Lending, LLC (the "Company") and Holder (the "Purchase Agreement"), until paid in full ("Note"). The balance of outstanding principal and accrued but unpaid interest after all adjustments will be paid in full on __________ __, 2007 or on such later date as set forth in A.(4) hereof (the "Maturity Date"). Notwithstanding the foregoing, in the event of any non-payment of either principal or interest within twenty (20) days of the due date of such payment, the Maker hereby agrees to pay to the Holder interest on the outstanding principal balance hereof and on any overdue interest, at the interest rate plus 10.0% per annum until such payment default is cured or Holder has foreclosed on any security interest securing this Note. In the event any interest rate applicable hereto exceeds the highest rate allowable under applicable law, then the rate of such interest will be reduced to the highest rate not in excess of such maximum allowable interest and any excess previously paid by the Maker shall be deemed to have been applied against the principal. Capitalized terms used in this Note, but not otherwise defined, will have the meanings set forth in the Purchase Agreement.

A. Subject to the limitations set forth herein, the Maker shall make monthly payments of $11,742.51 ("Regular Monthly Payment") on the last day of each month commencing with the month following the Closing Date for 48 consecutive months.

        (1) During the initial three (3) months following the Closing (the "Initial Quarter") the EBT of the Company will be measured monthly. If the EBT of the Company is less than $41,667 in a month ("Target Monthly EBT"), then a portion of the Regular Monthly Payment for the succeeding month will be deferred. The deferred amount shall equal the product of the Regular Monthly Payment times a fraction, the numerator of which shall be the actual EBT of the Company in the previous month and the denominator of which shall be the Target Monthly EBT.

        (2) If during any quarter (following the Initial Quarter) during the 48 months following Closing the EBT of the Company is less than $125,000 ("Target Quarterly EBT"), a portion of the Regular Monthly Payment in the succeeding three months will be deferred. The deferred amount shall equal the product of the Regular Monthly Payment times a fraction, the numerator of which shall be the actual EBT of the Company in the preceding fiscal quarter and the denominator of which shall be the Target Quarterly EBT. Any deferred portion will be paid in part or in whole in a succeeding fiscal quarter in an amount equal to the actual EBT of the Company for the succeeding quarter minus the Target Quarterly EBT (the "Difference"). To the extent the Difference is greater than or equal to the deferred amount from the previous quarter, then the deferred portion from the previous quarter will be paid in three equal installments with the Regular Monthly Payment during the succeeding three months. If the Difference is less than the deferred portion, then the Regular Monthly Payment will be increased by the Difference divided by three. Any remaining deferred portion will be repaid pursuant to A.(4) hereof.

        (3) In the event the EBT of the Company during the Measurement Period is equal to or greater than the Target EBT then any payments deferred during the Measurement Period shall be paid not later than 75 days following the second anniversary of the Note.

        (4) All deferred payments, as at the Maturity Date shall be aggregated and paid in monthly installments of $11,742.51 following the Maturity Date, subject to the adjustments as set forth herein or in the Purchase Agreement, until all such deferred payments have been paid.

B. Principal and interest due under this Note are subject to reduction as set forth in the Section 2 of the Purchase Agreement in the event EBT of the Company is less than $1,000,000 in the aggregate for the two years following the Closing.

Examples.

        (i) If during the first full month following the Closing Date the EBT of the Company equals $35,000 then the monthly payment due under the Note in the following month shall equal $9,863.63 (11,742.51 x 35,000/41,667); the deferred portion would be $1,878.88.

        (ii) If during the second month following the Closing Date, the EBT of the Company equals $48,000, the Regular Monthly Payment will be made. The deferred portion will be paid in three equal installments of $626.29, which will be added to the Regular Monthly Payments.

        (iii) If the EBT of the Company during the second quarter following the Closing Date was $110,000 then during the third quarter following the Closing Date, the monthly payment amount shall be $10,333.41 per month (11,742.51 x 110,000/125,000); the deferred portion for such quarter would be $4,227.30.

C. If during the initial term of months 25 through 48 month of this Note an aggregate of $57,000 is deferred (assuming no adjustment to purchase price under the Purchase Agreement), then Holder shall receive four (4) additional monthly payments of $11,742.51 in the 49th - 52nd months following the Closing Date and a final payment of $10,029.96 in the 53rd month following Closing (the "Deferred Payments"). The Deferred Payments will not be subject to any further deferral based on the EBT of the Company.



         This Note is secured by the assets of the Company pursuant to that Security Agreement dated as of the date of this Note (the "Security Agreement") and by a pledge of all of the outstanding capital stock or other equity held by Maker in the Company pursuant to that certain Pledge Agreement dated as of the date of this Note (the "Pledge Agreement").

         It shall be a "Maker Event of Default" if (i) the Maker fails to pay within twenty (20) days of when due, any amount under this Note, (ii) the Maker is in material breach of any of its representations, warranties or covenants contained in the Pledge Agreement, the Security Agreement, or that certain Voting and Registration Rights Agreement dated as of the date of this Note,
(iii) the Employment Agreement, dated as of September __, 2003, between Holder and Maker (the "Employment Agreement") is terminated by Maker other than for Cause (as defined in the Employment Agreement), (iv) the Maker is in material breach of its covenants as set forth in Section 5.11 of the Purchase Agreement, or (v) an event of default has occurred and is continuing under any material indebtedness of the Maker and the holder of such indebtedness has notified Maker that it has declared the full amount of such debt to be due and payable and has begun foreclosure proceedings on any collateral securing such indebtedness. The Maker shall have thirty (30) days (the "Cure Period") to cure a Maker Event of Default other than (i) above. Upon the occurrence, and at any time during the continuance (following the lapse of the Cure Period), of a Maker Event of Default, Holder, at Holder's option and without the need for presentment, demand, protest, or other notice of any kind, may declare all unpaid principal hereof and interest hereunder to be immediately due and payable and same shall become immediately due and payable upon such declaration; provided, however, that if the Maker disputes the occurrence of the Maker Event of Default, the Holder may not declare all unpaid principal hereof and interest hereunder to be immediately due and payable until such dispute has been resolved.

         If the Maker otherwise defaults in the performance of, or compliance with, any of the terms and provisions of this Note (other than a Maker Event of Default under the preceding paragraph), Holder shall provide written notice to the Maker specifying with reasonable particularity the nonperformance or noncompliance. Following such written notice of default by Maker, Maker shall have twenty (20) days in which to contest such alleged default by written notice specifying Maker's objections or to cure such default. In the event Maker contests such default, the matter will be arbitrated pursuant to Section 10.6 of the Purchase Agreement. If Maker does not contest such default or cure it, the Holder may declare the principal of this Note, together with interest thereon, to be due and payable. Any forbearance or failure to exercise this right will not constitute a waiver of the Holder's right to exercise the right with respect to such default and any subsequent default.

         Holder will also have the right to exercise its rights under the Security Agreement and/or the Pledge Agreement in the event of any default. The liability of the Maker for the repayment of the indebtedness evidenced by this Note shall be limited to (i) the security given by the Maker for this Note under the Security Agreement and/or the Pledge Agreement; and (ii) the full amount of any owner distributions or dividends paid by Company to Maker during the term of this Note.

         Maker represents and covenants that the proceeds of this Note will be used for business or commercial purposes, and not for personal, family, or household purposes.

         This Note may be transferred or assigned by Holder, provided, however, that Maker shall be able to advance any defenses it may have against William S. Howard for repayment against any other party that is the "Holder" under this Note from time to time.

         The Maker agrees that the Maker shall pay or reimburse the Holder for all reasonable out-of-pocket costs and expenses for attorneys' fees that the Holder may reasonably pay or incur in connection with the collection of the Note.

         This Note will be governed by the laws of the State of Washington, without regard to its conflicts of laws rules, it being the intent that the substantive laws of the State of Washington will always apply.

MAKER:                                               HOLDER:

Sutter Holding Company, Inc. a Delaware
corporation



By:________________________________         _________________________________
Robert Dixon, Co-Chief Executive Officer    Name:  William S. Howard

                                                                       EXHIBIT C



                          SECURITIES PLEDGE AGREEMENT

     THIS SECURITIES PLEDGE AGREEMENT (the "Agreement") is made as of the 10th day of December, 2003, by and among Sutter Holding Company, Inc., a Delaware corporation ("Debtor"), and William S. Howard (the "Secured Party").

                                    RECITALS

         A. Pursuant to a Purchase and Exchange Agreement, dated as of September 30, 2003 (as the same may be amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"), by and among Debtor, Progressive Lending, LLC, a Washington limited liability company (the "Company"), and the Secured Party, Secured Party sold to Debtor all of the outstanding membership interests in Progressive LLC (the "Membership Interests").

         B. Pursuant to the Purchase Agreement, Debtor issued a promissory note to the Secured Party in the principal amount of $500,000 (as the same may be amended, supplemented or otherwise modified from time to time, the "Note"), as part of the purchase price paid by Debtor to Secured Party for the purchase of the Membership Interests. Capitalized terms used in this Agreement, but not otherwise defined herein, will have the respective meanings set forth in the Note, collectively, and, if not defined therein, in the Purchase Agreement. The permitted holder of the Note is referred to herein as the Original Noteholder and his successors and assigns as permitted under the Note, who are referred to herein, collectively, as the "Noteholders".

         D. In order to induce the Secured Party to consummate the transactions contemplated under the Purchase Agreement, including making the loan evidenced by the Note, Debtor has agreed to pledge the Securities (as defined below), including the Membership Interests, to the Secured Party, to secure payment of the loan evidenced by the Note and related obligations.

         NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties, the receipt and adequacy of which are acknowledged, the parties agree as follows.

         1. Grant of Pledge and Security Interest. As security for the full and prompt payment of all sums due and to become due under and performance of all obligations now or in the future arising under the Note, Debtor delivers to the Secured Party, and further pledges, hypothecates, transfers, and assigns and sets over to the Secured Party, a continuing security interest in and to all of Debtor's now held and hereafter acquired right, title and interest in and to the following (together, the "Securities"):

                a. The Membership Interests owned by Debtor, as represented by Certificate Number _____, which certificate has been delivered herewith by Debtor to the Noteholders (or their designee), together with a duly executed blank power of attorney attached thereto, including any rights to distributions or otherwise on account of such Securities.

                b. Each and every certificate or other instrument, document or agreement representing the foregoing and all other securities, rights, warrants, options and the like whether newly issued or otherwise created in respect of the foregoing by stock split, stock dividend, merger, consolidation or otherwise, together with duly executed blank powers of attorney or other instruments of transfer, as appropriate, shall be delivered by Debtor to the Noteholders (or their designee), under the terms and conditions of, and subject to, this Agreement.

                c. All equitable rights in any of the foregoing, which may have arisen, or may in the future arise, on account of any of the foregoing.

                d. All proceeds of the foregoing.

         Any sums paid upon or in respect of the Securities upon the liquidation or dissolution of the issuer thereof shall be paid over to the Noteholders, to be held by it hereunder as additional collateral security for the obligations of Debtor under the Note and in case any distribution of ownership interests of the Company shall be made on or in respect of the Securities pursuant to a recapitalization or reclassification of the Membership Interests, the property so distributed pursuant to such reorganization or reclassification shall be delivered to the Noteholders, to be held by it hereunder as additional collateral security for the obligations of Debtor under the Note.

         Debtor hereby authorizes the Noteholders to file any financing statements under the Uniform Commercial Code describing the above Securities and/or to make such other filings as they deem appropriate or necessary.

         2. Attorney-In-Fact. Debtor irrevocably appoints Secured Party as Debtor's attorney-in-fact, with full power of substitution, to arrange for the transfer of the Securities in the books and records of the Company, to cash any and all checks for distributions, to arrange for re-transfer or, if applicable, certification or re-certification of any securities, as required herein and for delivery thereof to Secured Party, to endorse, demand, sue for, or receive any or all on account of the same and to take any other actions appropriate or necessary in connection with Secured Party's rights under this Agreement.

         3. Representations and Warranties of Debtor. Debtor makes the following representations and warranties, which shall be deemed to be continuing representations and warranties, while this Agreement is in effect:

                a. The making, execution and delivery of this Agreement will not violate the provisions of any law, order of court or agreement to which Debtor is a party, or to which Debtor is subject, or to which any of the Securities may be subject, except those that have been waived prior to closing of the transactions contemplated by the Purchase Agreement and/or the Note.

                b. Debtor has examined this Agreement and the Note in connection with this Agreement, and has also obtained any legal advice as it deemed necessary.

                c. Debtor has the full power and authority to pledge the Securities to the Noteholders pursuant to this Agreement.

                d. Debtor has duly executed and delivered this Agreement and it is the legal, valid and binding obligation of Debtor, enforceable against Debtor, except as its enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general principles of equity.

                e. Debtor is the sole owner of the Securities, holds good and valid title to such Securities, free and clear of other liens, claims or encumbrances in favor of persons other than the Noteholders.

        4. Further Assurances & Defenses. Debtor shall not, at any time while this Agreement is in effect, do or suffer any act or thing whereby the rights of the Secured Party in the Securities would be materially impaired or diminished. Debtor shall execute and deliver to Secured Party, in such form as shall be reasonably acceptable to it, acknowledgements, certificates, assignments, documents, instruments or otherwise, shall further execute, assign or endorse over to the Noteholders (or their designee), all of Debtor's rights in the Securities and create the security interests required under this Agreement and take such further actions as may be required to confirm the rights of the Secured Party in and to the Securities or otherwise to effectuate the intention of this Agreement. Debtor shall defend such Securities against all claims, liens, demands or otherwise of third parties, at any time claiming an interest in the Securities which is adverse to the title or lien granted in this Agreement, and shall notify Secured Party of the existence of any such purported claims, liens, or otherwise. Debtor shall pay and discharge all expenses, liabilities, tax assessments, etc., due, levied, or assessed by reason of or on such Securities.

        5. Events of Default. The occurrence of any of the following shall constitute an "Event of Default":

                a. Debtor's failure to comply with any of the provisions of this Agreement or any representation or warranty of Debtor under this Agreement shall prove to be materially incorrect, untrue or misleading;

                b. Attachment, execution or levy on any of the Securities;

                c. Debtor voluntarily or involuntarily becoming subject to any case or proceeding under (a) the Bankruptcy Code or (b) any other insolvency, reorganization, liquidation, assignment for the benefit of creditors or other similar state or federal law; or

                d. Debtor shall fail to comply with, or become subject to any administrative or judicial proceeding under any federal, state or local asset forfeiture or similar law which can result in the forfeiture of any material property; or

                e. Debtor's failure to make a payment when due under the Note.

        6. Secured Party's Rights Upon Default. Upon the occurrence of an Event of Default, the Noteholders, shall have all rights and remedies in and against the Securities, and otherwise, of a secured party under the Uniform Commercial Code as enacted in the State of Washington and all other applicable laws and shall also have all of the rights provided herein or in the Note, all of which rights and remedies shall be cumulative to the fullest extent permitted by law. In connection with the foregoing, Secured Party, for the benefit of the Noteholders, shall have the right, in compliance with applicable law, to:

                a. Take immediate possession of all pledged Securities, and effect the full and absolute assignment of all rights, duties, and interests under such Securities to the Noteholders.

                b. Re-register all of the Securities in Agent's name, for the benefit of the Noteholders, or in the name of another nominee or otherwise and exercise all voting, dissent or other rights and privileges pertinent to the Securities, and to that end Debtor hereby constitutes Secured Party as its proxy and attorney-in-fact for purposes of voting the Securities, and this appointment shall be deemed coupled with an interest and is and shall be irrevocable until such Event of Default is no longer continuing, and all persons whatsoever shall be conclusively entitled to rely upon the Secured Party's verbal or written certification that it is entitled to vote the Securities hereunder. Debtor shall execute and deliver to Secured Party any and all additional proxies and powers of attorney that Secured Party may request in order to more effectively vote the Securities in his own name. THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

                c. In the event Secured Party shall exercise its rights under this Section 6, the Note shall be deemed paid in full with no further payments or other obligations due Noteholders.

        7. Notices. All notices, requests and demands required, contemplated, or permitted under this Agreement or with respect to the subject matter of this Agreement to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed effectively given
(a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified or by automatic confirmation, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth below, or (d) three (3) days after deposit with the U.S. Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature pages to the Note or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

        8. Continuing Agreement; Successors and Assigns. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the payment in full of all sums due under the Note, (b) be binding upon each party and its respective successors and permitted assigns, and (c) inure to the benefit of and be enforceable by the Secured Party and their successors, transferees and permitted assigns. Debtor may not assign or transfer any of its rights or obligations under this Agreement without the consent of the Secured Party, which may be granted or withheld in such person's sole discretion. None of the Noteholders may assign or transfer any of its rights or obligations under this Agreement except to any subsequent Noteholder (i.e. any permitted successor or assign of the Secured Party as noteholder or of the Noteholder under the terms of its/his/her Note).

        9. Costs and Expenses. Debtor shall pay to the Secured Party all costs and expenses (including attorneys' fees and disbursements and court costs) incurred by the Secured Party in collecting or otherwise enforcing the obligations secured by this Agreement or in enforcing, preserving or protecting any of its rights or remedies under this Agreement.

        10. Governing Law; Jurisdiction. This Agreement shall be governed by Washington law, without reference to conflicts of laws principles, and except to the extent that the Uniform Commercial Code provides for the application of the law of Debtor's state of incorporation. The parties hereby submit to the non-exclusive jurisdiction of the courts located in the State of Washington.

        11. Construction. Whenever the context herein so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice-versa. "Includes" and "including" are not limiting. "Or" is not exclusive. "All" includes "any" and "any" includes "all." No rule of strict construction shall be applied against the Secured Party in interpreting this Agreement.

        12. Counterparts; Facsimile. This Agreement may be signed in any number of counterparts (each of which may be transmitted by facsimile), each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

        13. Amendment or Waiver. This Agreement may not be changed, waived, discharged or terminated unless in writing, signed by each party hereto. No failure or delay on the part of the Secured Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

        14. Time of the Essence. Time is of the essence under this Agreement.

        15. Partial Invalidity. If at any time any provision of this Agreement is or becomes invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

        16. Termination. This Agreement shall terminate when the indebtedness represented by the Note has been paid in full, at which time Secured Party shall reassign and redeliver, at the expense of Debtor (or cause to be so reassigned and redelivered to Debtor or to such person or persons as Debtor shall designate, against receipt, such of the Securities (if any) as shall not have been sold or otherwise applied by Secured Party pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release.

                 [Signature page to Securities Pledge Agreement]



         IN WITNESS WHEREOF, as of the date indicated above, the parties have executed this Agreement.

                          DEBTOR:

                          SUTTER HOLDING COMPANY, INC.


                          By:___________________________________________________
                                Name:   Robert E. Dixon
                                Title:     Chief Executive Officer


                          Sworn to before me this

                          10th day of December, 2003.



                          ------------------------------------------------------
                          (Notary Public)


                          Acknowledged and accepted as of the date set forth above:

                          SECURED PARTY:


                          ------------------------------------------------------
                          William S. Howard

                                                                       EXHIBIT I



                    VOTING AND REGISTRATION RIGHTS AGREEMENT


     THIS VOTING AGREEMENT, dated as of ________ __, 2003, among SUTTER HOLDING COMPANY, INC., a Delaware corporation (the "Corporation") and WILLIAM S. HOWARD (the "Stockholder").


         The Stockholder owns Common Stock (as defined below) of the Corporation. The Corporation and the Stockholder deem it to be in their respective best interests to enter into this Agreement to set forth the voting rights of the Stockholder. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

         NOW THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Corporation and the Stockholder hereby agree as follows:

Section 1. Definitions. The following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

        "Business Day" means any day that is not (i) a Saturday, Sunday or (ii) a day on which the New York Stock Exchange is closed.

        "Common Stock" means the Common Stock, $0.0001 par value per share of the Corporation.

        "Company Shares" means any shares of Common Stock issued to the Stockholder.

        "Dixon" means Robert E. Dixon.

        "Knuff" means William Knuff.

        "Other Shares" means at any time those shares of Common Stock that do not constitute Registrable Shares.

        "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Purchase Agreement" means that certain Purchase and Exchange Agreement dated as of ________ __, 2003 among the Corporation, Progressive Lending, LLC, a Washington limited liability company, and the Stockholder.

        "Registrable Shares" means Restricted Shares that constitute Common
Stock.

        "Registration Statement" shall mean any registration statement of the Corporation which covers any of the Registrable Shares and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

        "Restricted Shares" means shares of Common Stock, and includes (i) shares of Common Stock which may be issued as a dividend or distribution or any issuance contemplated in the Purchase Agreement, (ii) any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock, and (iii) any securities received in respect of the foregoing, in each case in clauses (i) through (iii) that at any time are held by the Stockholder. As to any particular Restricted Shares, such Restricted Shares shall cease to be Restricted Shares when (A) the offer and sale of such shares have been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and they have been disposed of pursuant to and in the manner described in such effective Registration Statement, (B) they are sold or distributed pursuant to Rule 144, (C) they have been otherwise transferred and new certificates or other evidences of ownership for them not bearing a restrictive legend and not subject to any stop transfer order or other restriction on transfer have been delivered by the Corporation or the issuer of other securities issued in exchange for the Restricted Shares, or (D) they have ceased to be outstanding.

Section 2.      Stockholder Voting Agreement.

        (a) Voting. For the period beginning on the Closing Date and ending on the second anniversary thereof (the "Termination Date"), so long as the Stockholder shall hold any shares of Common Stock, the Stockholder hereby agrees that at any meeting of stockholders of the Corporation, however called, or in connection with any written consent of stockholders of the Corporation, the Stockholder shall vote (or cause to be voted) the shares of Common Stock owned by the Stockholder as instructed by the Corporation in writing.

        (b) IRREVOCABLE PROXY. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS DIXON AND KNUFF, IN THEIR RESPECTIVE CAPACITIES AS REPRESENTATIVES OF THE CORPORATION, AND ANY OTHER INDIVIDUAL WHO SHALL HEREAFTER SUCCEEED TO ANY SUCH REPRESENTATIVE CAPACITY OF THE CORPORATION, AND ANY OTHER DESIGNEE OF THE CORPORATION (THE "PROXY"), AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE PROXY AND ATORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RE-SUBSTITUTION) TO VOTE THE SHARES OF COMMON STOCK HELD BY THE STOCKHOLDER AS INDICATED IN SECTION 2(a) ABOVE. THE STOCKHOLDER INTENDS THAT THIS PROXY BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE STOCKHOLDER'S SHARES OF COMMON STOCK.

        (c) Additional Agreements. The Stockholder agrees that, until the Termination Date, the Proxy may, in the Stockholder's name and stead (i) attend any annual or special meeting of the stockholders of the Corporation and vote all shares of Common Stock that are voting securities at any such annual or special meeting (or pursuant to an action taken by written consent) as it deems appropriate in its sole discretion and (ii) execute such amendments, waivers and consents hereunder or under any other contract to which the Stockholder is a party with respect to such shares. The Stockholder hereby revokes any and all previous proxies granted with respect to its respective shares of Common Stock. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Delaware law. The Stockholder hereby ratifies and confirms all that the Proxy may lawfully do or cause to be done by virtue hereof.

        (d) No Transfers. From and after the date hereof until the Termination Date, the Stockholder agrees with, and covenants to, the Corporation that the Stockholder shall not, except as contemplated by the terms of this Agreement (and consented to in writing by the Corporation), (i) directly or indirectly sell, transfer, pledge, hypothecate, gift, assign or otherwise dispose (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) or consent or enter into any contract, option or other agreement or understanding with respect to any transfer of, any or all of his shares of Common Stock or any interest therein to or in favor of any Person, unless prior to any such transfer, such Person shall have agreed in writing, in form and substance reasonably acceptable to the Corporation, for the benefit of and delivered to the Corporation, to be bound by all provisions of this Agreement applicable to the Stockholder, (ii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such shares of Common Stock, (iii) deposit such shares of Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares of Common Stock, or (iv) take any other action that would in any way restrict, limit or interfere with the performance of the obligations of the Stockholder hereunder.

        (e) Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to its shares of Common Stock and shall be binding upon any Person to which legal or beneficial ownership of such shares of Common Stock shall pass, whether by operation of law or otherwise, including, without limitation, the administrators or successors of the Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Corporation affecting the shares of Common Stock, or the acquisition of additional securities in the Corporation after the date hereof by the Stockholder, the obligations hereunder shall attach to such additional securities issued to or acquired by the Stockholder.

        (f) Further Assurances. The Stockholder shall, upon request of the Corporation, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Corporation to be necessary or desirable to carry out the provisions of this Section 2 and to vest in the Corporation the power to vote shares of Common Stock as contemplated by this
Section 2.

Section 3.      Further Issuance; Put; Lock-Up.

        (a) If the Corporation issues additional shares of its Common Stock through an unregistered private placement of securities during the two years ending [_______________], 2005 and the issuance price for the Corporation's shares issued at Closing is greater than the issuance price in such placement, then the Corporation will issue additional shares to the Stockholder within 30 days following the closing of such private placement in an amount equal to the difference between (A) the number of Buyer Shares issued at Closing minus (B) the number of Buyer Shares issued at Closing multiplied by the product of the issuance price of such private placement divided by the issuance price of the Buyer Shares at Closing ("Placement Additional Shares"). This additional issuance shall not be applicable to any single private placement of less than $75,000 worth of Common Stock ("Individual Exemption") until the aggregate of Individual Exemptions exceeds $250,000.

        (b) In the event the closing price of a Company Share on the two year anniversary of the Closing has declined below the Issue Market Price, the Corporation will issue an additional number of shares of its Common Stock (the "Price Additional Shares" and with Placement Additional Shares, collectively the "Additional Company Shares") to the Stockholder such that, when combined with the original Buyer Shares issued at the Closing and the Placement Additional Shares, the total shares issued to the Stockholder as a result of the transactions contemplated by the Purchase Agreement have a market value of $500,000 as at the second anniversary of the Closing Date, subject to any Purchase Price Adjustment required under the Purchase Agreement. Notwithstanding the foregoing, the number of Price Additional Company Shares shall in no event exceed 20% of the original number of Buyer Shares issued at Closing. For purposes of this paragraph, the closing price of a Company Share on the second anniversary of the Closing Date shall be equal to the weighted average trading price of Common Stock during the ten (10) day period in which Common Stock is traded immediately prior to the second anniversary of the Closing Date.

        (c) On the second anniversary of the Closing Date, if the Corporation has not offered the Stockholder an opportunity to register his Buyer Shares for resale, the Stockholder may elect to cause the Corporation to repurchase his Buyer Shares and Additional Company Shares, if any have been issued, for a repurchase price of $500,000. The Stockholder must make his election under this
Section 3(c) within 30 days following the issuance of any Price Additional Company Shares, if any Price Additional Company Shares are issued under Section 3(b) hereof or, if no Price Additional Company Shares have been issued, then within 30 days following the second anniversary of the Closing Date.

        (d) The Stockholder covenants and agrees that he shall not purchase, sell or otherwise transfer or dispose of, and shall cause his affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended, and including any person trading securities on behalf of the Stockholder) to not purchase, sell or otherwise transfer or dispose of, any Common Stock (or other securities) of the Corporation for a period of 120 days prior to the second anniversary of the Closing Date.

Section 4. Piggyback Registration Rights. If the Corporation at any time proposes for any reason to register the offer and sale of shares of Common Stock under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto)), the Corporation promptly shall give written notice to the Stockholders of its intention to so register such offer and sale and, upon the written request, delivered to the Corporation within 30 days after delivery of any such notice by the Corporation, of the Stockholders to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if, at any time after giving written notice of its intention to register the offer and sale of any securities and prior to the effective date of the registration statement filed in connection with such registration the Corporation shall determine for any reason either not to register or to delay registration of such securities, the Corporation, at its election, may give written notice of such determination to each holder of Registrable Shares and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register the offer and sale of any Registrable Shares in connection with such registration, and (ii) in the case of a determination to delay registering the offer and sale of any Registrable Shares, shall be permitted to delay registering the offer and sale of any Registrable Shares, for the same period as the delay in registering such other securities; provided further, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares requested to be included in such registration would materially interfere with the successful marketing (including pricing) of the Company Shares or any Other Shares proposed to be registered by the Corporation, then the offer and sale of the number of Company Shares, other Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

        first, the Company Shares proposed to be registered by the Corporation;

        second, the Registrable Shares requested to be included in such registration pro rata among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder; and

        third, the Other Shares.

Section 5.      Miscellaneous.

        (a) Successors and Assigns. This Agreement shall bind and inure to the benefit of the Corporation and the Stockholder and, subject to Section 5(b), the respective successors and assigns of the Corporation and the Stockholder. This Agreement is not intended to create any third party beneficiaries.

        (b) Assignment. The Stockholder may not assign his rights hereunder.

        (c) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        (d) Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect hereto and thereto.

        (e) Notices. All communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier guaranteeing next day delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address below or such other address as such party may hereafter designate in writing:

        if to the Corporation, to:

        Sutter Holding Company, Inc.
        150 Post Street
        Suite 405
        San Francisco, CA  94108
        Attention:  Robert E. Dixon
        Facsimile:  (415) 788-1515

        if to the Stockholder, to the Stockholder at the address indicated on
Schedule I hereto.

        All such notices, requests, consents and other communications shall be deemed to have been given and received (i) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (ii) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch and (iii) in the case of mailing, on the third Business Day after the posting thereof.

        (f) Modifications; Amendments; Waivers. The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by the Corporation and the Stockholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        (g) Counterparts; Facsimile. This Agreement may be executed in any number of counterparts (each of which may be transmitted via facsimile), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        (h) Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

        (i) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

        (j) Jurisdiction and Venue.

                (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for himself, herself or itself and its, his or her property, to the nonexclusive jurisdiction of any State of Delaware state court or federal court of the United States of America sitting in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such State of Delaware state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                (ii) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent that he, she or it may legally and effectively do so, any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any State of Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (iii) Each of the parties further agrees that the mailing of any process required by any such court by certified or registered mail, return receipt requested, to the address for notice herein provided shall constitute valid and lawful service of process against him, her or it, without the necessity for service by any other means provided by law.

        (k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        (l) Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

        (m) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

        (n) Termination. This Agreement shall terminate and be of no further force or effect if (i) the Stockholder has declared as immediately due and payable, all of the principal (and interest thereon) under the Promissory Note, dated __________, 2003, issued by the Corporation to the Stockholder in the aggregate principal amount of $500,000 (the "Note"), pursuant to the terms of the Note or (ii) has foreclosed on the Collateral (as defined under the Security Agreement, dated as of _________, 2003, between Progressive Lending, LLC and the Stockholder (the "Security Agreement")) pursuant to the terms of the Security Agreement.

                                    * * * * *

        [Signature Page to SUTTER HOLDING COMPANY, INC. Voting Agreement]

         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement on the date first written above.


                          COMPANY:

                          SUTTER HOLDING COMPANY, INC.


                          By:___________________________________________________
                              Name:
                              Title:



                          ------------------------------------------------------
                          William S. Howard

STATE OF ___________________

COUNTY OF _________________

The foregoing instrument was acknowledged before me this ________________ (date) by William S. Howard.


--------------------------------------------------------------
Notary Public

Title (and Rank):
                 ---------------------------------------------

Printed Name:
             -------------------------------------------------

My Commission Expires:
                      ----------------------------------------

Serial Number, if any:
                      ----------------------------------------

                                   SCHEDULE I

                                   Stockholder



William S. Howard
4935 East Berneil Drive
Paradise Valley, AZ 85253

With a copy to:

Douglas, Eden, Phillips & DeRuyter, P.S.
Suite 909, U.S. Bank Building
West 422 Riverside
Spokane, Washington 99201
Attention:  Daniel B. DeRuyter, Esq.
Facsimile:  (509) 455-5348